EXHIBIT 10.59

Patent and Know-How License, Development and Commercialization Agreement

THIS AGREEMENT dated 12 January 2006 is between:

(1)	SDI DIAGNOSTICS INTERNATIONAL LTD a limited liability company organized under the laws of Switzerland (“SDI”) whose registered office is at Baarerstrasse 96/PF 2252 CH-6302 Zug, Switzerland; and

(2)	AVIGEN, INC. a corporation organized under the laws of Delaware (“Avigen”) whose registered office is at 1301 Harbor Bay Parkway, Alameda, California 94502, USA.

RECITALS:

A.

Tolperisone has been sold as a pharmaceutical product to treat acute and chronic pain, and muscle spasm and rigidity, for many years in some European countries and Japan, but has never been approved as a pharmaceutical product in North America and is anticipated to qualify for new chemical entity status in the US;

B.

SDI and its Affiliates have developed and manufacture two formulations of Tolperisone, one in an immediate release dosage form and one in a controlled release dosage form (the Current IR Product and Current CR Product, each as more particularly defined below);

C.

SDI has conducted some clinical development of each the Current IR Product and the Current CR Product, and plans further clinical development of each of them in order to seek approval to sell them in Europe;

D.	SDI possesses some and will develop more clinical data and other know-how relating to the Current IR Product and Current CR Product, and [*];

E.

Avigen is located in North America and has a team experienced in developing and commercializing pharmaceutical products for the North American market, including in particular pharmaceutical products for neurological conditions;

F.

Avigen wishes to acquire rights under SDI’s clinical data, other know-how, and patent rights relating to tolperisone products, as well as supply from SDI of these products, all for the development and commercialization of tolperisone products in North America (the Territory, more particularly defined below), in accordance with the provisions of this Agreement.

IT IS AGREED as follows:

1	Definitions

Section 12.7 provides certain rules of interpretation that apply to this Agreement. Also in this Agreement, the following words shall have the following meanings (with derivative forms being interpreted accordingly):

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Advance Payment	Shall have the meaning given such phrase in Section 4.5.1.
Affiliate

Shall mean, in relation to a Party, any entity or person that Corporately Controls, is Corporately Controlled by, or is under common Corporate Control with that Party.

SDI’s Affiliates include Sanochemia Pharmazeutika AG, an Austrian corporation.

Agreement	This Patent and Know-How License, Development and Commercialization Agreement (meaning this entire document, including all Schedules and Attachments, including the Supply Terms).
ANDA	Shall mean an abbreviated new drug application (abbreviated NDA) in the US.
API	Shall have the meaning given in the Supply Terms.
Article	An article of this Agreement. This Agreement contains 12 Articles.
Avigen Indemnitees	Shall have the meaning given such phrase in Section 9.6.
Clinical Trial Information

All technical information and data [*] to the [*] is [*] by or on behalf of [*] or [*]. This includes the following kinds of data: data regarding the chemical and physical properties of the Licensed Product; pharmacological, toxicological, pharmacokinetic and clinical data; and quality control, testing and assay data.

Closely Related Compounds	Shall mean analogs and derivatives of Tolperisone described by the following chemical structure: [*]
Combination Product	Shall have the meaning given such phrase in Section 4.3.5.
Commencement Date	Shall mean the date first set forth above, in the first paragraph of this Agreement (the first paragraph appearing after the initial title).
Committee	Shall have the meaning given such phrase in Section 5.1.
Competent Authority

Any national or local agency, authority, department, inspectorate, minister, ministry official, parliament or public or statutory person or other entity (whether autonomous or not) of any government of any country having jurisdiction or authority over either any of the activities and functions contemplated or described by this Agreement or the Parties including the European Commission, the Court of First Instance and the European Court of Justice.

Competent Authorities include Regulatory Bodies.

Competing Product	Shall mean any [*] that (a) is a [*] or contains a [*] as [*], (b) is [*], and (c) [*] be [*] to [*] a [*] on the [*] of the [*] in the [*].

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Confidential Information	Shall have the meaning given such phrase in Section 3.3.1.
Control	Shall mean, with respect to a Party and a Patent or item of Know-How, the ability of such Party to grant a license as provided for hereunder under such Patent or item of Know-How, [*]
Corporate Control

Shall mean, with respect to any entity, either (i) direct or indirect beneficial ownership of fifty percent (50%) or more of the capital stock, voting shares or other participating interest carrying the right to vote or to distribution of profits of that entity, or such lesser share as may be the maximum share permitted to be held in accordance with law; or (ii) the actual power to elect the management of or to control the policies of that entity.

CR-Qualified Product

Any pharmaceutical composition [*] providing for [*]. A pharmaceutical composition providing for [*] in this context means that such pharmaceutical composition (a) [*] in a manner that [*] a [*] in the [*] that is [*] of the [*] and (b) is [*] to be [*] of [*] or, where [*] satisfies the following paragraph (i.e. the remainder of the text of this definition excluding the final paragraph).

In evaluating (b), [*] to the [*] a particular such pharmaceutical composition [*] in the [*] if:

(i) [*] a [*] of such pharmaceutical composition [*] that would permit the [*] of [*] to be [*] has [*] and/or [*] in the [*] or in [*] within the [*] demonstrating that [*] in the [*] a [*] for [*] of [*] and [*] the FDA [*] that [*] composition would be [*] to be [*] for a [*] that if [*] to be [*] and (y) [*] as [*] as [*] in such [*]

(ii) the Parties otherwise agree (in their sole discretions) that such pharmaceutical composition [*] and [*]

then such pharmaceutical composition shall be a CR-Qualified Product until and unless (x) whether it qualified under (i) or (ii), a [*] such pharmaceutical composition either [*] not [*] such [*] and/or [*] or such pharmaceutical composition [*] but [*] to be [*] for [*] of [*] in the case of a pharmaceutical composition that [*] Avigen [*] thereof or [*] not to [*] for [*] (it being understood that such a pharmaceutical composition [*] In accordance with this determination of prong (b), the same pharmaceutical composition may be a CR-Qualified Product at one time, but not at another later time.

If the Parties do not agree as to the application of clause (i) (above in this definition) to any particular formulation proposed as a possible CR-Qualified Product, then the determination of whether such formulation qualifies under clause (i) (above in this definition) shall be determined as set forth in Section 12.9.2.

CR-Qualified Products may include the Current CR Product and other formulations of Tolperisone (to the extent described by the foregoing in this definition), and shall include them to the extent described by the foregoing definition or as provided in Section 5.6.

Current CR Product	That certain formulation of Tolperisone that SDI tested in that certain clinical trial identified by protocol number SFK-0300-01/I-003 filed with Independent

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Ethics Committee, Assen, The Netherlands.
Current IR Product

That certain formulation of Tolperisone that SDI most recently tested in those certain clinical trials identified by protocol numbers SFK-0300-01/I-001 and SFK-0300-01/I-002 filed with Independent Ethics Committee of the Landesärztekammer Brandenburg, Cottbus, Germany

Diligence Plan	Shall have the meaning given such phrase in Section 7.4.
Diligent and Reasonable Efforts

The level of efforts which, consistent with the exercise of prudent scientific and business judgment, would be applied by a company in the biotechnology industry for a product owned by it or to which it has rights, that (relative to Licensed Product) is of similar market potential and is at a similar stage in its development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of the marketplace, the proprietary position of the product, the regulatory structure involved, the profitability of the applicable products, and all other relevant factors.

Diligent and Reasonable Efforts is evaluated in the context of Territory-wide efforts, recognizing that some development and commercialization activities may or may not be required by this standard for countries other than the US, and that a reasonable development and commercialization program may stage or stagger activities for different countries over time.

A Party’s obligation to devote Diligent and Reasonable Efforts may be satisfied by the actions of a Party’s or its Affiliate’s own efforts, or those of a subcontractor or service provider; and in Avigen’s case the actions of a Sublicensee or Distributor.

Disclosing Party	Shall have the meaning given such phrase in Section 3.3.1.
Distributor	Shall have the meaning given such phrase in Section 2.4.
EMEA	European Medicines Evaluation Agency.
Event of Force Majeure	Shall have the meaning given such phrase in Section 12.1.
Excess	Shall have the meaning given such phrase in Section 4.5.3.
FDA	The United States Food and Drug Administration.
Field	The treatment of muscle spasticity and acute muscle spasm.
Finished Product	IR Product or CR-Qualified Product in finished product form, that is filled, labeled and packaged into finished product.
Fully Burdened Manufacturing Cost

Shall mean, with respect to any Licensed Product (in bulk or finished product form, as the case may be), one hundred percent (100%) of SDI’s fully burdened manufacturing cost to manufacture such Licensed Product in such form, consisting solely of: [*]

Fully Burdened Manufacturing Costs excludes [*]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Fully Burdened Manufacturing Cost shall be calculated in accordance with [*] generally accepted accounting principles, consistently applied throughout the manufacturing organization with respect to all product candidates and products that it manufactures.

Further Payment	Shall have the meaning given such phrase in Section 4.5.2.
Improvement	Shall have the meaning given such phrase in Section 8.3.1.
Improvement Patent	Shall have the meaning given in Section 8.3.1.
IND

An Investigational New Drug application in the US, or an equivalent filing in another country of the Territory required to be approved (or not rejected) in order for human clinical testing of a Licensed Product in such country to be legally conducted.

Indemnify	Shall have the meaning given such phrase in Section 9.5.
Industry Valuation Expert

Shall mean a human person who is unaffiliated with both Parties (including through their Affiliates) and has at least ten (10) years experience valuing pharmaceutical and/or biopharmaceutical assets in a senior business development, chief financial officer or investment banking role.

Information	Shall have the meaning given such phrase in Section 3.1.
IR Product	Any pharmaceutical composition containing Tolperisone as an active ingredient, that is not a CR-Qualified Product, [*] IR Products include the Current IR Product.
Joint Improvement Patents	Shall have the meaning given such phrase in Section 8.3.1.
Know-How

Shall mean data, know-how, instructions, processes (including manufacturing and QA/QC processes), methods (including analytical methods), formulae, materials, expert opinions, technical or scientific information and biological materials (including without limitation cell lines, vectors and their progeny and derivatives), including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, clinical, safety, manufacturing and quality control data and information.

Launch

Shall mean, for each IR Product and CR-Qualified Product in each country of the Territory, the first commercial sale of an IR Product or CR-Qualified Product (respectively) by or on behalf of Avigen, its Affiliates, Sublicensees or Distributors in such country following the Regulatory Approval of such IR Product or CR-Qualified Product (respectively) in such country.

Licensed Know-How

Shall mean the Clinical Trial Information (other than Avigen’s Clinical Trial Information), and all other Know-How Controlled by SDI or its Affiliates at any time prior to expiration of the term of this Agreement that is necessary or useful for the development (including seeking Regulatory Approval for), manufacture, use, sale, or commercialization of Tolperisone Products.

As regards any of the foregoing Know-How that is useful but not necessary for

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

such activities (“Useful Know-How”), the Licensed Know-How shall exclude Useful Know-How that only qualifies as such with respect to Licensed Products that include another active ingredient in addition to Tolperisone (due to the presence of such other active ingredient) in the Licensed Product, and [*] to active pharmaceutical ingredients other than [*]

The Licensed Know-How includes the Information.

Licensed Patents

The Listed Patent Rights, and all other Patents Controlled by SDI or any Affiliate of SDI during the term of this Agreement that claim any invention that is necessary or useful for the manufacture, use or sale of Tolperisone Products.

The Licensed Patents exclude Patents that meet all of the following descriptions: (a) they are not referred to in the next paragraph, (b) they would not cover any Tolperisone Product but for the inclusion of another active ingredient other than Tolperisone or a Closely Related Compound in such Tolperisone Product, (c) they are directed [*] to active pharmaceutical ingredients other than Tolperisone or Closely Related Compounds, and (d) they are not directed in whole or in part to combining (or the combination of) Tolperisone with any other active pharmaceutical ingredient; provided, however, that until all Royalty Terms under this Agreement have expired, SDI shall not for the Territory grant any Third Party a license under any of such excluded Patents with respect to any Tolperisone Product.

The Licensed Patents include all Patents claiming inventions conceived or reduced to practice in the course of the SDI CR Clinical Program (and SDI shall ensure that it or an SDI Affiliate Controls such Patents for the full scope of activities specified in Section 2.1). Except to the extent excluded under (b), (c) and (d) above, the Licensed Patents also include all Patents claiming inventions conceived or reduced to practice in the course of all other testing of Licensed Product by or on behalf of SDI or its Affiliates, which inventions relate to Licensed Product (including via the composition, manufacture, formulation or use of any Licensed Product), and SDI shall ensure that it or an SDI Affiliate Controls such Patents for the full scope of activities specified in Section 2.1. The Licensed Patents also include SDI’s interest in all Improvements Patents, including those solely owned by SDI and the Joint Improvement Patents.

Licensed Products	IR Products, CR-Qualified Products, and all other Tolperisone Products.
Listed Patent Rights

The patents and patent applications listed in Schedule 1; all divisionals, converted provisionals, continuations, continuations-in-part, and substitutions of, and all other applications claiming priority to (or claiming priority to a common priority document as), any of the foregoing applications; all patents issuing on any of the foregoing applications; all re-examinations, reissues, renewals and extensions (including supplementary protection certificates or their equivalent) of the foregoing patents; all registrations and confirmations of any of the foregoing; and all counterparts in other countries of the Territory to any of the foregoing patents and patent applications.

Losses	Shall have the meaning given such phrase in Section 9.5.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

NDA	A New Drug Application in the United States of America under Section 21 of the United States Code of Federal Regulations, Part 314.
Necessary	Shall have the meaning given such phrase in Section 8.9.1.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Net Sales

The gross invoice price of Licensed Products sold by or on behalf of Avigen or its Affiliates or Sublicensees to Third Parties, after deduction of all of the following (reasonably documented):

(a)    cash, trade and quantity discounts, actually paid or incurred;

(b)    discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances actually made which effectively reduce the net selling price, including any institutional rebate or discount for government subsidy or reimbursement programs such as Medicare or Medicaid provided in the United States or any similar organization elsewhere in the world; amounts due under inventory management agreements or any comparable agreements with wholesalers or distributors; and distribution fees and sales commissions paid to Third Parties;

(c)    credits and allowances for product returns actually made and actually taken (for the selling entities’ financial reporting purposes) for recalls, retroactive price reductions, and billing corrections;

(d)    freight, packing, shipping, handling and insurance fees, but solely to the extent separately stated on the invoice and included in the gross invoice price; and

(e)    taxes, including value added taxes and sales taxes, but excluding taxes on seller’s net income.

Amounts invoiced between Avigen, its Affiliates and Sublicensees for quantities of Licensed Product for use in clinical trials or for resale shall not be included in the calculation of Net Sales.

Provided that Avigen’s (or its Affiliate’s or Sublicensee’s) invoiced sales of Licensed Product to Distributors are included in the calculation of Net Sales, amounts invoiced by Distributors to their customers are excluded from Net Sales, except as provided in the next sentence. If any Distributor pays Avigen or an Avigen Affiliate [*] then for purposes of calculating Net Sales hereunder such Distributor [*]

Offsettable Consideration	Shall have the meaning given such phrase in Section 4.3.4.2.
Orange Book	The FDA’s list of Approved Drug Products with Therapeutic Equivalence Evaluations (commonly known as the “Orange Book”).
Other Licensee	Shall have the meaning given such phrase in Section 5.11.2.
Other Party	Shall have the meaning given such phrase in Section 10.2.3.
Parties	SDI and Avigen, and “Party” shall mean either of them.
Patent

Shall mean any patent application or patent, including all of the following kinds: provisional, converted provisional or regular, divisional, continuation, continuation-in-part, and substitution applications; and regular utility, re-issue,

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

re-examination, renewal and extended patents.
Patent Expert	Shall have the meaning given such phrase in Section 8.9.1.2.
Phase II Design Standard

Shall mean with respect to a phase II clinical trial (a) that the design of such trial is consistent with the clinical program set forth in Schedule 2, and (b) that if a trial conducted in accordance with such design [*] in the [*] or [*] the [*] (but otherwise [*] such [*] a determination that the subject pharmaceutical composition is [*]

Pivotal Clinical Trial	Shall mean a clinical trial that is a part of a Pivotal Trial Program.
Pivotal Trial Program

That clinical trial or those clinical trials in humans that is or are required to [*] on the basis of the results of such trial or trials alone (if such results are favorable), without the need for any further clinical testing to support such US Regulatory Approval Application (NDA).

Quarter	A period of three months commencing on 1st January, 1st April, 1st July and 1st October in each year during the term of this Agreement, and “Quarterly” shall be construed accordingly.
Receiving Party	Shall have the meaning given such phrase in Section 3.3.
Regulatory Approval

Any approval (in whatever form, whether a license, registration, authorization or approval) of any supra-national, national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, necessary for the legal sale of a given pharmaceutical product as such.

In the US, Regulatory Approval is achieved by NDA approval.

Regulatory Approval Application	Shall mean an application for Regulatory Approval. Regulatory Approval Applications in the US include NDAs.
Regulatory Body	The FDA in the US, and any authorities responsible for the grant of Regulatory Approvals in the other countries of the Territory.
Related Entity End User	Shall have the meaning given such phrase in Section 4.3.8.
Relevant Patent	Shall have the meaning given such phrase in Section 8.5.1.
Required Phase II Clinical Trial	Shall have the meaning given such phrase in Section 5.5. The Required Phase II Clinical Trial is part of the SDI CR Clinical Program.
Royalty Term

Shall mean, with respect to each Licensed Product in each country of the Territory, the period (x) beginning on the date of Launch of (if such Licensed Product is an IR Product) the first IR Product anywhere in the Territory, or (if such Licensed Product is a CR-Qualified Product) the first CR-Qualified Product anywhere in the Territory, and (y) ending on the latest of:

(a) the date on which there is first no longer any Valid Claim of the Licensed Patents that would be infringed by the manufacture, use or sale by Avigen of such Licensed Product in such country but for the license granted Avigen

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

hereunder;

(b) the date on which [*] -- if any -- [*] to Avigen, an Avigen Affiliate or a Sublicensee with respect to such Licensed Product expires or lapses; and

(c) the [*] of (if such Licensed Product is an IR Product) the Launch of the first IR Product in the United States, or (if such Licensed Product is a CR-Qualified Product) the Launch of the first CR-Qualified Product in the United States, in each case by Avigen, an Avigen Affiliate or a Sublicensee or Distributor.

If (c) occurs later than (a) or (b) with respect to any Licensed Product in any country of the Territory, then the period from the later of (a) and (b) (with respect to such Licensed Product in such country) to (c) (with respect to such Licensed Product in such country) is the “Second Part-Royalty Term” with respect to such Licensed Product in such country.

The period of the Royalty Term includes -- to avoid any doubt -- that period that is the Second Part-Royalty Term.

Sales Estimate	Shall have the meaning given such phrase in Section 6.4.
SDI Communicator	Shall have the meaning given such phrase in Section 5.10.
SDI CR Clinical Program	Shall have the meaning given such phrase in Section 5.2.
SDI Indemnitees	Shall have the meaning given such phrase in Section 9.5.
SEC	Shall have the meaning given such phrase in Section 3.7.1.
Second Part-Royalty Term	Shall have the meaning given such phrase in the definition of Royalty Term.
Section	Shall mean a section of this Agreement. These Sections are the smaller (than Articles) numbered units that make up the Articles.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Significant Supply Failure

Shall mean SDI’s failure to supply at least [*] of Licensed Product properly ordered in accordance with the procedures contained in the Supply Terms by Avigen for delivery [*] which failure SDI has not cured [*] either by supplying itself or through another appropriately validated source.

Sublicensee

Any Third Party to which Avigen or an Avigen Affiliate grants a license under the Licensed Patents and/or Licensed Know-How to offer to sell, have sold or import Licensed Product in the Territory.

Sublicensees exclude Distributors.

Supply Terms	Those terms and conditions for the supply of IR Product and CR-Qualified Product attached as Schedule 2.
Supply Terms Article	Shall mean an article of the Supply Terms.
Supply Terms Section	Shall mean a section of the Supply Terms.
Territory	North America. North America includes the United States of America, its territories and possessions; Canada, its territories and possessions; and Mexico, its territories and possessions.
Territory Infringement	Shall have the meaning given such phrase in Section 8.4.1.
Third Party

Any person, firm, trust, partnership, company or corporate or other entity that is not either a Party or an Affiliate of either Party. Once appointed, a Sub-licensee or Distributor shall cease to be a “Third Party” for the purposes of this Agreement.

Third-Party Claim	Shall have the meaning given such phrase in Section 9.5.
Trade Mark	Shall have the meaning given such phrase in Section 8.8.1.
Transfer Price Percentage	[*]
Tolperisone	The compound currently identified by SDI as “Tolperisone,” the chemical formula for which is C16H23NO.HCl (including all isomers and steric forms described by such chemical formula).
Tolperisone Product	shall mean any pharmaceutical composition containing as an active ingredient Tolperisone or any [*] of Tolperisone.
US	The United States of America, its territories and possessions.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Valid Claim

An issued claim of a patent, which claim has not expired, lapsed, been abandoned, been cancelled, been revoked, been held invalid or unenforceable by a court of competent jurisdiction in a final and non-appealable or unappealed judgment, and has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer or otherwise.

2	Grant of license rights.

2.1

Licenses. Subject to the terms and conditions of this Agreement, SDI hereby grants to Avigen an exclusive, sublicenseable (subject to compliance with and as set forth in Section 2.3) license under the Licensed Patents and the Licensed Know-How to develop, have developed, use, have used, market, have marketed, offer for sale, sell, have sold, import and have imported the Licensed Products in the Territory. For the avoidance of doubt, such license shall not include any right to manufacture or have manufactured the Licensed Product. (However, for clarity, Avigen shall have those manufacturing rights that are set forth in Sections 4.5.5 and 10.4.2 and in Supply Terms Sections 6.5 and 8.3, under the circumstances referred to in such Section and Supply Terms Sections.)

2.2

Formal Licenses for Recordation Purposes Only. The Parties shall -- if requested in writing by Avigen -- execute such formal license recordation documents as may be necessary or appropriate for registration with Patent Offices and other relevant authorities in particular countries of the Territory. If any such license recordation document conflicts with this Agreement, this Agreement shall prevail, govern and control, in all cases. Prior to the execution of the formal license recordation document(s) (if any) referred to in this Section 2.2, the Parties shall so far as possible have the same rights and obligations towards one another as if such formal license recordation document(s) had been executed and recorded. The Parties shall use reasonable endeavors to ensure that, to the extent permitted by relevant authorities, this Agreement shall not form part of any public record, subject to Section 3.7.

2.3

Sublicensing. Avigen shall be entitled to grant sublicenses of its rights under this Agreement through one or more tiers of sublicensees without consent, including to its Affiliates and to Third Parties, provided that all of the following are satisfied:

2.3.1	Avigen notifies SDI in writing the identity of each Sublicensee within thirty (30) days after granting the sublicense.

2.3.2

The sublicense shall include obligations on the Sublicensee which are sufficient to allow Avigen to fulfil its obligations under this Agreement (e.g., the Sublicensee shall report its Net Sales to Avigen on a timeline that enables Avigen to make any royalty payments on the Sublicensee’s Net Sales required by this Agreement in a timely manner).

2.3.3

The sublicenses shall terminate automatically on termination of this Agreement under Section 10.2.3 for Avigen’s uncured material breach or insolvency or under Section 10.2.2 by Avigen at will. Avigen shall notify its Sublicensees promptly (within 30 days) after any such termination of this Agreement. If within 30 days of such notification a Sublicensee notifies SDI in writing that the Sublicensee wishes its sublicensed rights to continue as a direct license from SDI for the then remainder of the term of its sublicense, SDI may grant to the Sublicensee a direct license on the same terms as the sublicense provided such terms are in SDI’s reasonable view no more onerous and no less favorable to SDI than the terms of this Agreement.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.3.4

Within 30 days of the grant of any sublicense Avigen shall provide to SDI a true copy of such portions of the sublicense as are necessary to verify that the sublicense is in accordance with this Agreement; and

2.3.5	Avigen shall remain responsible to SDI for any act or omission of a Sublicensee to the extent it constitutes a breach of the Agreement.

2.4

Distributors. In addition to its right to grant sublicenses, without granting a sublicense, Avigen may appoint any one or more Affiliate(s) or Third Party(ies) to distribute and sell Licensed Products (any such Third Party that is so appointed (but not any Affiliate that is so appointed), a “Distributor”) in one or more country(ies) of the Territory provided that all of the following are satisfied:

2.4.1	Avigen notifies SDI in writing the identity of each Distributor within thirty (30) days after granting the Distributorship;

2.4.2

The Distributor’s appointment shall terminate automatically on termination of this Agreement under Section 10.2.3 for Avigen’s uncured material breach or insolvency or under Section 10.2.2 by Avigen at will. Avigen shall notify its Distributors promptly (within 30 days) after any such termination.

2.4.3

Within 30 days after the appointment of a Distributor, Avigen shall provide to SDI a true copy of such portions of the distribution agreement as are necessary to verify compliance with this Section 2.4.

2.4.4	Avigen shall remain responsible to SDI for any act or omission of a Distributor to the extent it constitutes a breach of the Agreement.

2.5

Reservation of rights. No right, title or interest is granted, whether expressly or by implication, to any Patents or Know-How owned by SDI, except for the rights and licenses expressly granted under this Agreement under the Licensed Patents and Licensed Know-How. SDI reserves to itself all rights not expressly granted under this Agreement. This Agreement shall not be deemed to restrict SDI from exploiting any of its rights not expressly granted to Avigen under this Agreement. Without prejudice to the generality of the foregoing SDI reserves all rights under any and all Patents outside the Territory that are x-Territory counterparts to the Licensed Patents, and under the Licensed Know-How outside the Territory; provided, however, that SDI shall not grant any license or other right to practice outside the Territory under Licensed Patent counterparts outside the Territory, or under Licensed Know-How, with respect to Tolperisone Products, which license covers activities to supply any Tolperisone or Tolperisone Product into the Territory or would permit the licensee to supply any Tolperisone Product into the Territory.

2.6	Exclusivity Commitments. The Parties are making the exclusivity commitments set forth in Article 11.

2.7

Avigen License and Disclaimer. Avigen is granting SDI the license set forth in Section 8.3.2. Avigen makes the disclaimer with regard to all other licenses that is set forth in the second paragraph of Section 8.3.2.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3	Know-how and Confidential Information

3.1

Provision of Information. Upon Avigen’s reasonable request, SDI shall supply Avigen with all Know-How in SDI’s possession at the date of the request that (a) SDI Controls, (b) has not previously been supplied to Avigen; and (c) is necessary or useful to enable Avigen to undertake (x) the further development of the Licensed Products (including without limitation any such Know-How that is necessary or useful to include in an IND or NDA for any Licensed Product) and (y) prosecution for the Territory of the Licensed Patents (“Information”). The Information shall be subject to the confidentiality provisions of Clause 3.3. The Information shall include at a minimum each of the following:

3.1.1	[*
3.1.2
3.1.3
3.1.4
3.1.5	]

This Section 3.1 shall not be read to limit in any way SDI’s obligations to (a) disclose Clinical Trial Information to Avigen under Section 5.11, or (b) make disclosures as set forth in the Supply Terms.

3.2

Use of Information. Avigen undertakes that for so long as any part of the Information remains subject to the obligations of confidence of Section 3.3 it shall -- to the full extent provided for in such Section and subject to the exceptions and permitted disclosures of Sections 3.4-3.7 -- protect the Information as Confidential Information and shall not use the Information for any purpose except in accordance with (including pursuant to any license granted Avigen under this Agreement) the provisions of this Agreement. This Section 3.2 is not intended to impose any different standard or obligation on Avigen for confidentiality and use of Information than the confidentiality and non-use provisions of Section 3.3 regarding all Confidential Information.

3.3	Confidentiality obligations. Each Party (“Receiving Party”) undertakes:

3.3.1

to maintain as secret and confidential all Know-How and other business information disclosed by the other Party (“Disclosing Party”) (whether directly through the Disclosing Party or indirectly through its Affiliate, Sublicensee or Other Licensee) under this Agreement or that certain Confidential Disclosure Agreement between Avigen and Sanochemia Pharmazeutika AG dated August 11th, 2005 (all of the foregoing information disclosed by a Party, including disclosures under Section 5.11 and including in the case of SDI, the Information, collectively, that Party’s “Confidential Information”);

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.3.2           not to use Confidential Information that is not Know-How (i.e. that is other business information), and to use Confidential Information that is Know-How exclusively within the scope of a license granted such Party under this Agreement or otherwise in a manner consistent with Article 11 (provided that under no circumstances shall Avigen cite clinical trial data received from SDI in a filing for Regulatory Approval outside the Territory nor shall SDI cite clinical trial data received from Avigen in a filing for Regulatory Approval inside the Territory); and

3.3.3

to disclose Confidential Information only to those of its employees, contractors, Sublicensees and potential Sublicensees pursuant to this Agreement (if any) to whom and to the extent that such disclosure is reasonably necessary or useful for the purposes of this Agreement and as provided in Section 3.6.

3.4	Exceptions to obligations. The provisions of Section 3.3 shall not apply to Confidential Information that the Receiving Party can demonstrate by competent proof:

3.4.1	was, prior to its receipt by the Receiving Party from the Disclosing Party, in the possession of the Receiving Party and not subject to legally binding obligations of confidentiality or non-use; or

3.4.2	is subsequently disclosed to the Receiving Party without any obligations of confidence or non-use by a third party who has not derived it directly or indirectly from the Disclosing Party; or

3.4.3	is or becomes generally available to the public or publicly known through no act or default of the Receiving Party or its agents, employees, Affiliates or Sublicensees; or

3.4.4	[*]

3.5

Legally Required Disclosures. If the Receiving Party is legally required to disclose Confidential Information of the Disclosing Party to the courts of any competent jurisdiction, or to any government regulatory agency or financial authority, the Receiving Party shall be entitled to do so; provided that the Receiving Party shall (i) inform the Disclosing Party as soon as is reasonably practicable, and (ii) at the Disclosing Party’s request seek or provide the Disclosing Party with reasonable assistance to seek to persuade the court, agency or authority to have the information treated in a confidential manner, where this is possible under the court’s, agency’s or authority’s procedures.

3.6

Disclosure to employees etc. The Receiving Party is entitled to disclose the Disclosing Party’s Confidential Information: to the Receiving Party’s employees, contractors, Affiliates, legal and financial advisors, and to investors and underwriters doing diligence on the Receiving Party and their legal and financial advisors; in Avigen’s case, to actual and potential Sublicensees and Distributors; and in SDI’s case, subject to Section 5.11.2, to SDI’s actual and potential Other Licensees. The Receiving Party shall procure, however, that all of the foregoing entities (if any) who have access to any of the Disclosing Party’s Confidential Information shall be made aware of and legally bound to obligations of confidentiality and non-use at least as restrictive as provided in this Article 3 and which apply to the Disclosing Party’s Confidential Information. Disclosures to employees and contractors shall be limited as per Section 3.3.3.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.7

Publicity. Neither Party may use the name of the other party in any publicity, advertising or in any other public way nor issue press releases or otherwise publicize or disclose any information related to the existence of this Agreement, the terms or conditions of this Agreement or any information relating to the subject matter hereof without the prior written consent of the other Party. A Party is not required to get permission to repeat information that has already been publicly disclosed in accordance with this Agreement. Nothing in the foregoing shall prohibit a Party from making disclosures to the extent required to any Competent Authority or by any Competent Authority or any securities exchange on which such Party’s stock is listed.

3.7.1

In particular (but without limitation), SDI hereby acknowledges that Avigen is a publicly traded company in the US. Because of this: (a) Avigen will be required to publicly file this Agreement with the US Securities and Exchange Commission (“SEC”), (b) to the extent considered material to Avigen (as Avigen may determine in its reasonable judgment or as it may be advised by outside counsel), Avigen is required to publicly disclose events and information that relate to the Licensed Products and this Agreement, and (c) Avigen will be required to refer to this Agreement, Licensed Products and information and events relating thereto in Avigen’s SEC filings (both its regular filings and those that it makes in relation to financing events). Avigen shall be entitled to make all of the foregoing legally required disclosures. On initial filing of this Agreement, Avigen will request confidential treatment of the sensitive terms of this Agreement (to the extent reasonably available based on current law and SEC practice). On achievement of material events or receipt of material information regarding the Licensed Products, if requested by Avigen SDI shall -- while it may make comments for Avigen to reasonably consider as to wording -- approve a press release (or other appropriate public disclosure requested by Avigen) to announce the event or information.

3.7.2

Also in particular but without limitation, Avigen hereby acknowledges that SDI is an Affiliate of a publicly traded company in Germany. Because of this, Section 3.7.1 shall apply mutatis mutandis for SDI as it does for Avigen.

4	Accounting and Payment

4.1

Signature fee. Within 30 days of signature of this Agreement, Avigen shall pay to SDI three million US dollars (US$3,000,000) by wire transfer of immediately available funds in one lump sum. The foregoing sum is non-refundable, and shall not be set-off against and is not an advance on any other payments or sums which may be due or payable by Avigen to SDI whether by way of milestones, transfer payments, royalties or otherwise.

4.2

Milestones. Avigen shall pay to SDI the following sums within thirty (30) days after the first occurrence of the stated milestones. Such sums shall be non-refundable, and shall not be set-off against and not an advance on any other payments or sums which may be due or payable by Avigen to SDI whether by way of other milestone payments, transfer payments, royalties or otherwise:

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Amount	Milestone
[*

*]

Each milestone shall be payable once only, regardless of whether achieved more than once with respect to one or more Licensed Products. With respect to those milestones referable to Net Sales, [*] the [*] of [*] to [*] Avigen shall notify SDI in writing within 30 days following the first occurrence of each milestone event.

4.3	Royalties.

4.3.1	Base Rate. Avigen shall pay SDI a royalty of [*] of Net Sales [*] For Net Sales that [*] Avigen shall pay SDI a royalty of

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

[*] of such Net Sales. Such obligation to pay royalties only applies with respect to Net Sales occurring during the applicable Royalty Term for each Licensed Product in each country. Avigen shall not have any obligation to pay royalty on Net Sales occurring after the applicable Royalty Term for each Licensed Product in each country.

4.3.2

Second Part-Royalty Term Rate. For Net Sales during the Second Part-Royalty Term, Avigen shall pay royalties on such Net Sales at a rate equal to [*] the rate otherwise set forth in Section 4.3.1, instead of a royalty at the rate set forth in Section 4.3.1.

4.3.3

Competition Adjustment. If (a) any Third Party [*] or (b) in any [*] Tolperisone Products not sold by Avigen, its Affiliate, Distributor or Sublicensee (i.e., Tolperisone Products sold by other Third Parties, taken all together) [*] achieve a [*] market share [*] then, with respect to such country, Avigen shall be entitled to the royalty reductions of Section 4.3.3.1 and/or 4.3.3.2 respectively as applicable. For purposes of (b), market share shall be measured by number of prescriptions filled (or units sold), by reference to IMS data, or an at-least similarly reputable, validated audit source. This Section 4.3.3 (including the reductions and measurements provided below) shall apply with respect to all IR Products taken together, and separately to all CR-Qualified Products taken together. IR Products and CR-Qualified Products shall not be aggregated for purposes of measuring the [*] market share described above.

4.3.3.1

In the case of (a), the royalty reduction shall apply on a country by country basis in the Territory, and shall be in an amount that compensates Avigen for [*] in the US for Tolperisone Products licensed under this Agreement. The extent of this [*] shall be determined [*] by reference to the [*]

The precise amount of such royalty reduction in the case of (a) shall be agreed by the Parties in writing. If the Parties are unable to agree in writing within [*] after Avigen notifies SDI of (a) occurring, then the royalty reduction shall be decided by an Industry Valuation Expert through baseball arbitration as follows: At the end of such [*] period, either Party may refer the matter for resolution by written notice to the other Party. The Parties shall agree on the Industry Valuation Expert within [*] days after the date of such notice. (If they have not agreed within such [*] days, then each shall propose one (1), and these two (2) persons shall choose a third Industry Valuation Expert. This third

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Industry Valuation Expert shall be the Industry Valuation Expert to decide the royalty reduction. If such two (2) persons cannot agree on the third, then the arbitral body specified in Section 12.9.1 shall designate a single Industry Valuation Expert who shall be the person to decide the royalty reduction.) The Parties shall share equally the expenses incurred for the services of such Industry Valuation Expert and arbitral body. Within [*] days after the Industry Valuation Expert is selected, each Party shall submit no more than [*] pages of written documentation to him or her stating such Party’s proposed royalty reduction and justification of it. Each Party shall be entitled to see the other Party’s submission. Within [*] days after the written documentation is due, the Industry Valuation Expert shall conduct a proceeding in which each Party is entitled to make a presentation of no more than [*] and to respond to the Industry Valuation Expert’s questions for no more than [*] Neither Party shall engage in ex parte communications with the Industry Valuation Expert. Within [*] days after the proceeding, the Industry Valuation Expert shall render his or her decision as to the royalty reduction. Such royalty reduction must be equal to one of the Parties’ proposals. The Industry Valuation Expert’s decision shall be binding on the Parties absent fraud.

This royalty reduction applies beginning as of Launch in the relevant country of the Territory and applies for so long as [*] Thereafter, the royalty rates set forth in Section 4.3.1 shall apply as the base royalty rate (subject to any other reductions under this Section 4.3).

4.3.3.2

In the case of (b), the royalty rates set forth in Section 4.3.1 shall be reduced to rates equal to [*] the rates set forth in such Section with respect to Net Sales in all Quarters in the relevant country of the Territory. This reduction shall only apply from the beginning of the [*] and thereafter [*] the [*]

4.3.4	Third-Party IP.

4.3.4.1	General. Rights and responsibilities as between the Parties regSarding Third-Party intellectual property are set out in Section 8.9.

Offset. If -- having first followed the procedures regarding Third-Party intellectual property licenses set forth in Section 8.9 -- Avigen pays any Third Party consideration for an intellectual property license covering the Licensed Product or to settle an intellectual property dispute with respect to Licensed Product(s), which license [*] then Avigen shall be entitled to offset against royalties due SDI hereunder [*] of such consideration to the Third Party (“Offsettable Consideration”). To avoid any doubt, Avigen may carry forward any unused (i.e. not offset) Offsettable Consideration into future payment periods, and Avigen is not in any way restricted to taking or applying its offsets in the payment period in which they were incurred. If Avigen chooses to invoke this provision with respect to any given such Necessary license that Avigen has successfully obtained, this Section 4.3.4.2 shall be [*]

4.3.5

Calculation of Net Sales of Combination Products. Net Sales of any Licensed Product sold by or on behalf of Avigen, its Affiliates and/or its Sublicensees as part of a product that in addition to Tolperisone (or any of the forms of it referred to in the definition of Tolperisone Product) contains one or more other active ingredients (the product is a “Combination Product”), shall be calculated as follows:

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.3.5.1

The Net Sales for the purpose of determining royalties on sales of the Combination Product shall be calculated by multiplying Net Sales of such Combination Product by the fraction A/(A+B) where A is either: (a) the price to Third Party end users of the Tolperisone Product component of the Combination Product when sold separately, should Tolperisone Products be sold separately in the applicable country; or (b) the fair market value of the portion of the Combination Product containing the Tolperisone Product included in such Combination Product, as such fair market value is determined in good faith by the Parties, if Tolperisone Products are not sold separately in the applicable country, and B is either (c) the price to Third Party end users of product containing the other active ingredients of the Combination Product when sold separately should such active ingredients be sold separately in the applicable country; or (d) the fair market value of the portion of the Combination Product containing the other active ingredients, as such fair market value is determined in good faith by the Parties, should such active ingredients not be sold separately in the applicable country.

4.3.5.2

Regarding list prices when sold separately referred to in Section 4.3.5.1, if these are available for different dosages of Tolperisone and the other active ingredients than their dosages that are included in the Combination Product, then Avigen shall be entitled to make an equitable (typically, proportional) adjustment to the list prices in calculating the royalty-bearing Net Sales of the Combination Product.

4.3.5.3

Regarding fair market values called for in Section 4.3.5.1, if the Parties do not agree as to fair market values by good faith negotiations of no less than [*] days after either Party first proposes in writing such values to the other Party, then the mechanism of the second paragraph of Section 4.3.3.1 shall apply mutatis mutandis to have an Industry Valuation Expert decide which of the Parties’ proposals as to such fair market values shall be used for the calculation of Section 4.3.5.1.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.3.6           Anti-Bundling. If Avigen (or its Affiliate or Sublicensee) prices a “bundle” of products, and the “bundle” includes Licensed Product, then (for purposes of calculating royalties due under this Section 4.3) Net Sales of the Licensed Product when sold as part of the “bundle” shall be discounted relative to the list price of that Licensed Product when sold separately, if at all, by no more than the average percentage discount of all products included in the “bundle,” calculated as follows:

Average percentage discount on a particular “bundle” of products = 1 - (A/B) x 100,

where A equals the total discounted price of the “bundle” of products, and B equals the sum of the undiscounted bona fide list prices or fair market values as established by other evidence of each unit of every product in such “bundle.”

For purposes of this Section 4.3.6, a “bundle” is a group of products for which Avigen (or its Affiliate or Sublicensee) establishes prices with individual customers as a group or package, such that the prices for all products in the group are negotiated together. (This practice is sometimes referred to as “portfolio pricing.”)

4.3.7

Payment Schedule. Avigen shall pay SDI the royalty required under this Section 4.3 within [*] days of the end of each Quarter in respect of sales of Licensed Product made and Net Sales generated during such Quarter.

4.3.8

Sales to Related Parties as End Users. Sales to Third Parties are presumed to occur at arm’s length. Net Sales regarding these sales in general require no special adjustments to ensure arm’s-length pricing. In cases, however, where Avigen or its Affiliate or Sublicensee sells Licensed Product to an entity in which any of them has a [*] and such entity (a) is not marketing or clinically testing Licensed Product, and (b) is the end user of such Licensed Product (“Related Entity End User”), then the value of Net Sales for the units sold to the Related Entity End User shall be equal to the average per-unit Net Sales price for Licensed Product in the country of the Related Entity End User. (To avoid any doubt, the sales to the Related Entity End User itself shall be excluded from the calculation of the average per-unit Net Sales value, which shall be based on the other sales of the applicable Licensed Product in that country.)

4.4

Clinical Supply Price. Supply of Finished Product to Avigen and made available by Avigen on a free of charge basis for the purposes of conducting clinical trials necessary for obtaining Regulatory Approvals and/or label expansions for Licensed Products that have already been approved, or for use in marketing studies, shall be at the price set forth in Schedule 5 for the Current IR Product and corresponding placebos, and the Current CR Product, and [*] If for such clinical purposes Avigen requires supply of any differently formulated IR Product or CR-Qualified Product (for example, if the FDA requires a modification to either of them), then SDI shall supply Avigen at a price that reflects any increase in SDI’s Fully Burdened Manufacturing Cost to manufacture the differently formulated version, relative to SDI’s Fully Burdened Manufacturing Cost as of the Commencement Date, to manufacture the Current IR Product and the Current CR Product. To avoid any doubt, nothing in this Section 4.4 is intended to make Avigen responsible in any way (on a pass-through basis through the supply price or otherwise) for any capital improvements that may be required for SDI to manufacture Licensed Products to supply Avigen hereunder.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.5       Commercial Supply Price. In addition to the sums set out in clauses 4.1, 4.2, 4.3 and 4.4, and in consideration of all supply of Finished Product to Avigen other than for the purposes of conducting clinical trials necessary for obtaining or expanding Regulatory Approvals, Avigen shall pay SDI the following transfer prices, calculated and payable as follows:

4.5.1

An advance payment of [*] of Finished Product for the IR Product, and a price per pack of the CR-Qualified Product determined in accordance with Section 4.5.4, in each case delivered to Avigen or its designee (“Advance Payment”); and

4.5.2	A payment calculated as Net Sales in any Quarter multiplied by the Transfer Price Percentage (“Further Payment”); and

4.5.3

The payment required in Section 4.5.2 shall be reduced by the amount of the Advance Payment attributable to that same Quarter (i.e., by [*] of Licensed Product sold that Quarter to generate that Quarter’s Net Sales), and the payment of Section 4.5.2 is only required to actually be made to the extent the Further Payment in any Quarter exceeds the Advance Payment attributable to that same Quarter. To the extent the Advance Payment attributable to a Quarter (i.e., [*] of such Licensed Product sold that Quarter to generate that Quarter’s Net Sales) exceeds the Further Payment for that Quarter, Avigen is entitled to credit the amount by which such Advance Payment exceeds such Further Payment (the “Excess”) against subsequent payments due SDI hereunder, or, if no further payments are due SDI hereunder SDI shall refund to Avigen the Excess within [*] after requested in writing by Avigen.

4.5.4

When a phase III clinical trial to support US Regulatory Approval of a CR-Qualified Product is commenced, the Parties shall [*] Such Advance Payment on a per-unit basis shall be less than [*] If the [*] in [*] then the [*] shall be such Advance Payment.

4.5.5

If Net Sales per [*] then the Parties shall meet to discuss in good faith such measures as are appropriate and reasonable under the circumstances. Neither Party is required to agree to any change, reformation or amendment to this Agreement to address such circumstances. If the Parties are not able to agree in writing on such measures within six (6) months, then SDI shall either continue to supply Avigen in accordance with this Agreement (including the Supply Terms), or (b) notify Avigen in writing that the following rights of Avigen with respect to Licensed Product manufacture apply:

4.5.5.1	Avigen is released of its obligations to purchase its requirements of Licensed Product from SDI;

4.5.5.2

SDI hereby grants Avigen, effective upon grant of such rights hereunder, the exclusive right to manufacture Avigen’s (and its Affiliates’ and Sublicensees’) requirements of Licensed Product for the Territory (in any and all forms, including Tolperisone API and Finished Product forms), under all Patents and Know-How the subject matter of which was practiced under the Supply Terms; such license shall be sublicenseable through one (1) or more tiers of sublicensees without consent;

4.5.5.3

SDI shall -- and SDI shall cause all of its Affiliates and contractors who have been manufacturing Licensed Product (in any and all forms) supplied (or to be supplied) to Avigen under the Supply Terms to -- promptly after written request by Avigen perform all technology transfer requested by Avigen to establish all then-current manufacturing processes (including analytical methods) for Licensed Products (in any and all forms) at Avigen’s

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

manufacturing facility or the manufacturing facility of Avigen’s chosen supplier.

4.5.5.4

SDI shall continue to fill Avigen’s purchase orders for Licensed Product placed in accordance with the Supply Terms, until such time as Avigen is able to establish (pursuing such establishment with Diligent and Reasonable Efforts) an alternative source of supply that has been validated with and accepted by all Regulatory Bodies of the Territory in which Licensed Products have received Regulatory Approval, such that Avigen may legally sell Licensed Products under such Regulatory Approvals in such country;

4.5.5.5

Avigen shall remain responsible for royalties under Section 4.3, but except with respect to quantities actually supplied to Avigen by SDI in accordance with Section 4.5.5.4, Avigen shall not be responsible for any additional payments under Section 4.5.

4.6	Timing of Commercial Supply Payments.
4.6.1	The Advance Payment shall be paid within [*] of delivery in accordance with the Supply Terms.

4.6.2

The Further Payment (if any actual payment is required under Section 4.5.3) shall be made within [*] of the end of the Quarter to which such payment is attributable. The Further Payment shall be accompanied by an accurate and reasonably detailed statement setting out Avigen’s calculation of the Further Payment for such Licensed Products in accordance with clause 4.5 above based on actual invoiced gross sales (and deductions in accordance with the definition of Net Sales), as well as reconciling Advance Payments made with Further Payments due in that Quarter.

4.7

Late Payments. Any payment which is not paid within the time frames specified in this Article 4 shall bear interest, to the extent permitted by applicable law, at the prime rate of the Bank of America (or if it no longer exists under such name, the entity succeeding to all or substantially all of its banking assets) as reported in the Wall Street Journal (or its successor) from time to time, calculated on the number of days such payment is overdue.

4.8

Withholding. If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to the signature fee, milestone payments, royalties or other amounts payable under this Agreement (including, to avoid any doubt, the Supply Terms) to SDI, then Avigen shall be entitled to deduct such taxes, levies and other charges from such amounts payable under this Agreement. Avigen shall promptly pay such tax, levy or charge for and on behalf of SDI to the proper government authority. Avigen shall thereafter promptly (within sixty (60) days) furnish SDI with receipt of payment. Avigen shall be entitled to be promptly reimbursed by SDI if no further payments are due from Avigen to SDI. Each Party agrees to assist the other Party in claiming exemption from such deductions or

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

4.9

No Set Off. Except to the extent expressly stated otherwise in this Agreement (for example, in Section 4.8 with respect to withholding and [*]), all payments to SDI hereunder shall all be made without deduction or set-off of any nature whatsoever.

4.10	Records and Audits.

4.10.1

Avigen shall keep and ensure that its Affiliates and Sublicensees keep complete and accurate records of its inventory of Licensed Products, and sales and other dispositions (including use in clinical trials, or provision on a compassionate use basis or as marketing samples) of the Licensed Products including all such records that may be necessary for the purposes of calculating all payments due under this Agreement. SDI shall have the right to have a certified public accounting firm that is nationally recognized in the US examine such records. Avigen shall make such records available for inspection by SDI’s chosen such accounting firm at Avigen’s premises in the US on reasonable notice during regular business hours.

4.10.2

Accordingly, at the expense of SDI no more than once per year, SDI has the right to have such certified public accountant from a nationally recognized accounting firm perform on behalf of SDI an audit -- conducted in accordance with US generally accepted accounting principles -- of such books and records of Avigen, its Affiliates and its Sublicensees, as are deemed necessary by the independent public accountant to report on Net Sales for the period or periods requested by SDI and the correctness of any report or payments made under this Agreement (all subject to Section 4.10.3).

4.10.3

Upon timely request and at least [*] business days’ prior written notice from SDI, Avigen shall permit such audit to be conducted during regular business hours in such a manner as to not unnecessarily interfere with Avigen’s normal business activities. Such audit shall be limited to results in the [*] prior to audit notification.

4.10.4

All information, data, documents and abstracts herein referred to shall be used only for the purpose of verifying compliance with this Agreement, shall be treated as Avigen Confidential Information subject to the obligations of this Agreement (in particular Article 3) and need neither be retained more than [*] after completion of an audit hereof, if an audit has been requested; nor more than [*] from the end of the calendar year to which each shall pertain; nor more than one (1) year after the date of termination of this Agreement.

4.10.5

Audit results shall be shared by Avigen and SDI. However, no information that is not necessary to demonstrate any under- or over-payment will be disclosed by the auditor to SDI (nor is this information otherwise required under this Section to be shared with SDI). The auditor shall be under written obligations to Avigen of confidentiality and non-use (other than uses required by this Section 4.10).

4.10.6	If the audit reveals an overpayment, SDI shall promptly reimburse Avigen for the amount of overpayment.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.10.7         If the audit reveals an underpayment, Avigen shall promptly make up such underpayment. If the audit reveals that the monies owed by Avigen to SDI has been understated by more than [*] Avigen shall, in addition, pay the reasonable costs of such audit.

4.11

Currency. All payments hereunder shall be made in US dollars by wire transfer to a bank account designated by SDI. Where the Net Sales underlying any royalty due hereunder are in a currency other than US dollars, the amount of each payment concerned shall be converted from such other currency using the exchange rate for the currency concerned available from the Bank of America (or if it no longer exists under such name, the entity succeeding to all or substantially all of its banking assets) on the date payment is first due.

5	Development and Regulatory.

5.1

Joint Committee. Promptly after the execution of this Agreement the Parties will form a joint information sharing committee (the “Committee”). The Committee shall be made up of an equal number of representatives of each of SDI and Avigen. It shall include at least one person at the level of Vice President or above from each Party. The role of the Committee is to provide a regular forum for communication between the Parties. The Committee is anticipated to be the first place and opportunity for the Parties to discuss any desired elements of collaboration and to consider together any potential amendments to this Agreement with regard to development activities. Neither Party is required to agree to any such amendments. Any actual amendments require an authorized officer of each Party to sign in writing the amendment. The Committee has no decision-making authority. The Committee has no power to amend, modify or waive compliance with this Agreement. The Committee shall meet Quarterly until Launch of the CR-Qualified Product in the US (or, if development of any CR-Qualified Product is abandoned by SDI, Launch of the IR Product in the US) and annually thereafter.

Avigen shall prepare and deliver progress reports regarding Licensed Product development not less than [*] prior to each meeting of the Committee. SDI shall do the same in time periods when SDI is conducting (including sponsoring) clinical trials of Licensed Products.

Each Party shall have the right to change their representation on the Committee upon not less than [*] written notice to the other Party. The Committee is not specific to development information sharing. It also applies to commercialization information sharing. It is anticipated that as Avigen’s primary Licensed Product activities shift from development to commercialization, the Parties may wish to update their Committee membership to include people more familiar with commercialization than development (but to be clear, this is voluntary, not required).

5.2

Overview and Background. SDI is seeking to gain Regulatory Approval to market the Current IR Product and Current CR Product in Europe. To work to achieve this, SDI has conducted certain clinical trials of each of the Current IR Product and the Current CR Product prior to the Commencement Date. For the Current IR Product, the Parties expect that data from the clinical trials for which SDI already (as of the Commencement Date) has the final reports and final data should enable Avigen to proceed directly to conduct [*]. For the Current CR Product, in contrast, SDI has conducted a PK trial, but not yet any phase II clinical trials on the Current CR Product. The phase II trial envisaged for the Current CR Product is the Required Phase II CR Clinical Trial, as further described in Section 5.5. As specified in Section 5.5, Avigen will not be conducting such trial or any similar trial unless it elects in its sole discretion to do so. It is not possible for Avigen to proceed directly to a Pivotal Trial Program of the

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Current CR Product for the US market on the basis of SDI’s current clinical data. Therefore, Avigen’s clinical development of the Current CR Product -- which is intended by the Parties to begin with a Pivotal Trial Program, and not, except to the extent Avigen agrees in its sole discretion otherwise, any earlier stage trials ([*]) -- depends on the clinical trial of the Current CR Product for which SDI is responsible under Section 5.5, with Avigen’s consultation and input under such Section. Avigen shall also be obliged to contribute to a portion of the cost of such trial, solely if and to the extent specified in Section 5.5 with respect to a change to such trial [*] of which Avigen notifies SDI in writing under such Section that [*] Accordingly: (a) SDI is required to carry out certain further Current CR Product clinical programs as stated in Section 5.5, and an outline of which is attached at Schedule 2 (“SDI CR Clinical Program”), and (b) other than the obligations for Avigen to confer in a collaborative manner and provide input to SDI to the extent set forth in Section 5.5, Avigen’s diligence and other obligations for CR-Qualified Products do not begin prior to, and are subject to SDI’s successful completion of, the SDI CR Clinical Program, or [*] of a [*] that [*] the [*] that [*] through [*] on the timing and as provided in Section 7.2.3.

The remainder of this Article 5 and Article 6 (except with respect to Avigen’s obligation to use Diligent and Reasonable Efforts, and SDI’s obligations to use such efforts under Section 5.8.3), represent merely a general statement of the allocation of responsibilities among the Parties. Avigen’s diligence obligations with respect to these responsibilities are set forth in Article 7. Nothing in this Article 5 or Article 6 shall be read to modify Article 7 or impose a different or heightened standard on Avigen in lieu of or in addition to those of Article 7.

5.3

Avigen Overall Responsibility. Avigen shall as between the Parties be responsible to: (a) develop and obtain Regulatory Approval for Licensed Product for the Field in the Territory; (b) carry out a Launch in respect of Licensed Product in all countries in the Territory in which it receives Regulatory Approval (and any applicable governmental pricing approval that may in effect be required for a commercially reasonable product launch); and (c) promote, market, sell or otherwise commercially exploit Licensed Products for the Field in the Territory. All expenses incurred by Avigen for research, development and commercialization, including all required expenses for toxicology and all expenses for preclinical development, clinical trials, preparing, filing and maintaining INDs and NDAs and other regulatory activities, shall be borne and paid by Avigen.

5.4

Certain Service Providers for the Territory. Attached at Schedule 7is a list of agreements initiated and entered by SDI or its Affiliates prior to the Commencement Date and related to the development of the Licensed Products. By way of background, each item on the list [*] that Avigen would require written agreement with the service provider on in order to take over the relationships with these service providers for [*] Avigen shall [*] to reach [*] as to [*] with the service provider for each item listed at Schedule 7. If Avigen reaches such agreement on any item listed at Schedule 7, then Avigen shall assume all of SDI’s obligations under and responsibility for, and shall pay all fees and expenses payable by SDI under, such agreement to the extent they accrue and /or fall due on or after the Commencement Date. If Avigen fails to reach such agreement on any item listed at Attachment 4, then SDI shall retain responsibility for and the relationship

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

under such item and shall retain its obligations to the relevant service provider. If data generated under any such item is submitted by Avigen to a Regulatory Body (whether submitted in a Regulatory Approval Application or in response to a Regulatory Body request or requirement), then Avigen shall reimburse to SDI all fees and expenses paid by SDI under such agreement to the extent they accrued and /or fell due on or after the Commencement Date. In the case of the document written in the German language referred to in Schedule 7, SDI has provided a written translation of such document into English. Avigen is entitled to rely on such translation provided by SDI. As between the Parties, SDI shall be solely responsible for any discrepancies between the German version and the English translation provided by SDI.

5.5

SDI CR Clinical Program. Schedule 2 contains a description of the basic elements of the SDI CR Clinical Program. The SDI CR Clinical Program shall encompass [*] and that must meet the Phase II Design Standard (the “Required Phase II CR Clinical Trial”). Within one hundred twenty (120) days after the Commencement Date, the Parties shall discuss through the Committee a more detailed specification for such program, including protocols to be submitted for Regulatory Body and institutional permissions to conduct the trial, and in particular the design of and the formulation (recognizing that the Parties currently intend it to be the Current CR Product) of the potential CR-Qualified Product which is to be used in such Required Phase II CR Clinical Trial. These discussions are intended to explore advice, suggestions and questions Avigen may have regarding the Required Phase II CR Clinical Trial as proposed by SDI and to provide an opportunity for Avigen to give SDI feedback. However, [*] for [*] the [*] as to the [*] implementation of the Phase II CR Clinical Trial [*] the [*] or [*] of the [*] as [*] as well as the decisions regarding whether or how to conduct any further phase II clinical testing of potential CR-Qualified Products that SDI may choose to undertake to demonstrate whether a particular pharmaceutical composition actually meets the definition of CR-Qualified Product. SDI shall use its Diligent and Reasonable Efforts to conduct and complete the Required Phase II CR Clinical Trial. The costs of the Required Phase II Clinical Trial shall be borne by the Parties as follows:

(a) SDI shall be solely responsible for all such costs other than those set forth in clause (b) (immediately following) to be Avigen’s responsibility, and

(b) If the Parties discuss a potential addition or cost-increasing change to the Required Phase II CR Clinical Trial, which addition or cost-increasing change [*] be [*] to [*] a determination whether [*] then if Avigen -- once notified by [*] -- agrees (in its sole discretion) in writing to pay the costs of the addition or change, then Avigen may [*] that SDI implement such change on the basis that Avigen would pay such costs if SDI were to implement the change. SDI, [*] shall [*] whether or not to implement such change. In making this decision, [*] primary factors whether the addition or change would materially delay the trial or materially interfere with the trial, in which case depending the circumstances and importance of data from the addition or

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

change [*] the written agreement for the costs shall state in detail the particular addition or change that is to be implemented, as well as the costs of such change. Avigen may wish to fund an addition or change to obtain data that is not [*] or because Avigen believes [*] determination at that stage. However, in no event shall this provision be read to mean that if [*] or agree to [*] that the trial as conducted without such data is necessarily [*] merely because [*] designing the Required Phase II Clinical Trial that meets the Phase II Design Standard and yields data allowing this determination to be made remains [*] Beyond the Required Phase II CR Clinical Trial, each Party is responsible for the costs of the clinical trials of Licensed Products that such Party conducts, except only to the extent the Parties otherwise agree in writing (with each Party being entitled to withhold its consent in its sole discretion).

SDI is not required to undertake clinical testing of potential CR-Qualified Products beyond the SDI CR Clinical Program. However, SDI may choose to do so (at its sole expense). Avigen will have the obligations as regards an additional formulation (but only if further formulations are required) other than the Current CR Product that is proven in phase II to qualify (at that stage, subject to demonstration to the contrary at a later stage) as a CR-Qualified Product, that are set forth in Section 7.2.3.

5.6

Avigen Clinical Trials. Except for the SDI CR Clinical Program, Avigen shall be solely responsible for the cost of all studies necessary to file for Regulatory Approval of the Licensed Products in the Territory, whether or not such studies are contracted out to a Third Party. Avigen’s current plans for its clinical trials of the Current IR Product for the Field are as set forth in Schedule 6. Such plans are subject to change. Avigen does not covenant, represent or warrant that its actual clinical program for the Current IR Product will be as set forth in such Schedule. However, as Avigen develops these plans Avigen will discuss them with SDI through the Committee meetings. Avigen is not required to obtain SDI’s consent to Avigen’s clinical plans for any Licensed Product.

Regarding the Current CR Product, following completion of the Required Phase II CR Clinical Trial and any further trials of the Current CR Product that are conducted in accordance with Section 5.5 and final reports and analysis of data from such trial(s), Avigen shall decide whether to commence the Pivotal Trial Program with respect to the Current CR Product. If Avigen in its sole discretion decides not to request the FDA to hold a pre-IND meeting with Avigen [*] following completion of the determination that the Current CR Product is a CR-Qualified Product and availability to Avigen of the final reports from all clinical trials used to demonstrate such status (including the final report from the Required Phase II CR Clinical Trial) in order to seek permission to commence such Pivotal Trial Program, then for so long as (and only for so long as) the Current CR Product continues to be proven to qualify as a CR-Qualified Product, [*] If Avigen chooses to commence the Pivotal Trial Program with respect to the Current CR Product, then for so long as Avigen continues to pursue with Diligent and Reasonable Efforts a Pivotal Trial Program, [*] However, if Avigen thereafter ceases to pursue with Diligent and Reasonable Efforts such a Pivotal Trial

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Program with respect to the Current CR Product, the Current CR Product shall only be deemed a CR Product if and for so long as it is demonstrated to meet the standards to be a CR Product in accordance with the definition of such term.

If the Required Phase II CR Clinical Trial is performed on a formulation other than the Current CR Product, then the foregoing paragraph applies mutatis mutandis to that formulation. In addition, if SDI presents an alternative formulation timely under Section 7.2.3 with phase II clinical trial data from a trial commensurate with the Required Phase II CR Clinical Trial demonstrating that such formulation at that stage is a CR-Qualified Product (“Alternative Formulation”), then the foregoing paragraph applies mutatis mutandis to the Alternative Formulation. To be clear, the foregoing sentence only applies if the Current CR Product fails in development or is not proven to be a CR-Qualified Product.

If Avigen is deemed under the foregoing in this Section 5.6 to have [*] develop as a CR-Qualified Product both the Current CR Product (or such alternative formulation tested in the Required Phase II CR Clinical Trial), and an Alternative Formulation (which -- by definition -- [*] then [*] solely and exclusively with respect to the [*] if and for so long as each continues to qualify as such, but Avigen shall [*]

5.7

Avigen Regulatory Filings. Avigen shall file and process all applications for Regulatory Approval in the Territory in its own name and shall be solely responsible for the cost of the filing and processing of all such applications in the Territory, taking such steps and actions as may be necessary and advisable to obtain Regulatory Approval for the Licensed Products in the Territory, including, without limitation, making all applications, requests for authorizations, submissions of information and data, connected with or related to the approval of clinical trials work and Regulatory Approvals for the Licensed Products under this Agreement with the Regulatory Body or other competent authorities of the Territory. Avigen shall provide to SDI copies of a draft summary of all manufacturing data and draft related submissions sufficiently in advance of submission to such Regulatory Body or authorities to allow SDI reasonable opportunity to comment thereon, and Avigen shall take reasonable account of SDI’s comments. In addition, upon request of SDI, Avigen shall provide to SDI copies of a draft summary of all other data and draft related submissions sufficiently in advance of submission to such Regulatory Body or authorities to allow SDI reasonable opportunity to comment thereon, [*] Avigen is entitled, if it chooses, to provide these copies in electronic form. SDI shall have the right to receive a copy with regard to any written submission to such Regulatory Body or authority.

5.8	Certain SDI Supply, Information Disclosure and Regulatory Responsibilities. In order to enable Avigen to file and process INDs and Regulatory Approval Applications SDI shall:

5.8.1

At the price referred to in Section 4.4 provide to Avigen Avigen’s requirement of clinical supplies of Licensed Products to support the work to be carried out by Avigen to obtain Regulatory Approval or any phase IV clinical trials.

5.8.2

Free of charge, provide to Avigen all information and documentation in its possession at the relevant time regarding the relevant Licensed Products and the manufacturing process therefore to the extent necessary to support such applications. This shall include but not be limited to any information typically required in drug master files (DMFs).

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.8.3           Use Diligent and Reasonable Efforts to support Avigen in obtaining Regulatory Approval for the Licensed Products in the Territory. Such support shall be provided free of charge (including internal and external costs) in so far as it relates to the provision of information which SDI has in its possession or can be derived (without generating any further data or information) from information within its possession and Control. Such support shall include [*]

5.9	Notices Regarding Certain Regulatory Submissions and Grants. Avigen shall promptly inform SDI of the submission and grant of any Regulatory Approval.

5.10

No SDI Communications with Territory Regulatory Bodies. Except to the extent Avigen requests in writing, SDI and its Affiliates and Other Licensees (“SDI Communicators”), shall not communicate with any Regulatory Body of the Territory (including the FDA) regarding any Licensed Products.

With respect to Licensed Product manufacture, SDI Communicators shall be entitled to communicate with Territory Regulatory Bodies to the extent provided in the Supply Terms. However, Avigen shall have the right to comment in advance (and SDI shall incorporate Avigen’s comments) on all such written communications and to participate in all meeting with Territory Regulatory Bodies regarding Licensed Product manufacture. In addition, to avoid any doubt, Avigen has those rights to notices and with respect to audits, inspections, communications and meetings by and with Regulatory Bodies that are set forth in the Supply Terms.

5.11	Clinical Trial Information from Each Party.

5.11.1

Disclosure. Each Party shall promptly disclose to the other, free of charge, and for the other Party’s use in accordance with this Agreement, any and all Clinical Trial Information that the disclosing Party develops or obtains or that otherwise becomes available to it before and during the term of this Agreement with respect to Licensed Product safety and Licensed Product efficacy for the Field.

5.11.2

Sharing with Other Licensees. Avigen acknowledges that SDI shall, subject to appropriate terms as to confidentiality, provide relevant Clinical Trial Information to its other Licensed Product licensees outside the Territory (together with any Licensed Product distributors outside the Territory, the “Other Licensees”), subject to the last sentence of this Section 5.11.2. SDI shall be entitled to use Avigen’s Clinical Trial Information itself for SDI’s own activities with regard to the Licensed Products outside the Territory. SDI shall only provide Avigen’s Clinical Trial Information to those Other Licensees who agree in writing in advance to provide all Know-How of the Other Licensee that if such Know-How were Controlled by SDI would be Clinical Trial Information, to Avigen, and that Avigen shall be entitled to use, practice and disclose such Know-How within the scope of, and for activities in exercise of, Avigen’s license under Section 2.1.

5.11.3

Control of Information from SDI CR Clinical Program. SDI covenants that it shall have the right to license to Avigen for the activities specified in Section 2.1 all Know-How generated in connection with the SDI CR Clinical Program and all other testing of Licensed Product by or on behalf of SDI or its Affiliates.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.12    Adverse Events Reporting. The Parties shall perform their obligations under the adverse events reporting protocol agreed to in writing prior to the time that both Parties have regulatory reporting obligations with respect to Licensed Products, which protocol shall be consistent with the protocol provided at Schedule 8 as well as in any event providing for sufficiently fast reporting between the Parties of adverse events to permit Avigen to comply with Territory Regulatory Body requirements. SDI shall require its Other Licensees to provide information that -- if known to SDI -- would be required to be reported under such protocol, on a timeline that is at least fast enough to enable SDI to meet its obligations under such protocol.

6	Commercialization and Commercial Supply.

6.1

Committee at Commercialization Stage. The Committee shall (as per Section 5.1) continue to meet annually after US Launch of the CR-Qualified Product (or if CR-Qualified Product development is abandoned by SDI or Avigen, of the IR Product in the US). Avigen will provide the Committee with written updates regarding Avigen’s progress to commercialize Licensed Products, every [*] prior to the anticipated date of first Launch in the Territory and continuing so long as the Committee meets.

6.2

Marketing Plans. Avigen shall be responsible for the creation and implementation of marketing plans for the Licensed Products in the Territory. Avigen shall not be required to obtain SDI’s approval of Avigen’s marketing plans, promotional advertising and selling material. At a reasonable time and in no event later than [*] before anticipated Launch of a Licensed Product in the Territory, Avigen shall provide SDI with its marketing plan for the Territory. Thereafter Avigen shall provide SDI’s Marketing Representative (meaning one of SDI’s Committee members, whom SDI will designate as the primary contact for marketing information sharing) with Avigen’s annual marketing plan for the Territory [*] until (as to each Licensed Product) [*] after Launch of such Licensed Product in the US. SDI’s Marketing Representative’s function is to provide comment to Avigen to which Avigen shall give due consideration, but all decision-making authority (including the final decision) with regard to all promotional and other commercialization activity for the Licensed Products in the Territory shall remain with Avigen. Such marketing plans shall include (at a gross level of detail) the activities of Avigen’s Affiliates and Sublicensees, if any. Such marketing plan for Licensed Products shall include the following information:

6.2.1	[*

6.2.2

6.2.3

6.2.4

6.2.5	]

each of the foregoing to the extent reasonably available to Avigen.

6.3

Net Sales Reports. Avigen shall inform SDI in writing within [*] following the end of each Quarter about the Net Sales value and calculation for the Quarter, and Avigen’s and its Affiliates’ and/or its Sublicensees’ inventories of the Licensed Products. Avigen may choose to combine this report with the report of Section 4.6.2.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.4

Sales Estimates. In addition to the forecast and ordering procedures set out in the Supply Terms, Avigen shall provide to SDI a sales target report showing Avigen’s estimates of sales of Licensed Products by or on behalf of Avigen over a [*] period (“Sales Estimate”). The first Sales Estimate shall be provided no later than [*] prior to the anticipated date of Launch of the first Licensed Product, and shall estimate sales for the [*] period from Launch. The Sales Estimate shall be updated [*]. The Sales Estimate shall not be binding, but Avigen shall use its Diligent and Reasonable Efforts to ensure that it is a true and accurate reflection of Avigen’s then-expected sales performance, fairly and reasonably estimated based upon the information then available to Avigen.

6.5	Launch Notice. Avigen shall promptly (within [*] days after occurrence) inform SDI in writing of the date of actual Launch of each Licensed Product in the Territory.

6.6	Pricing. Pricing policy for Licensed Products shall be the exclusive responsibility of Avigen.

6.7

Quality. Avigen shall procure that all of the Licensed Products marketed by or on behalf of it, its Affiliates and its Sublicensees are of satisfactory quality and comply with all applicable laws and regulations in each part of the Territory, including without limitation the Regulatory Approval therefor, and all subject to SDI meeting its obligations under the Supply Terms.

6.8

Promotional Material. No more frequently than once per year the Committee will review Avigen’s printed promotional materials for the Licensed Product. SDI shall be entitled to share its thoughts and comments with Avigen. Avigen, however, as between the Parties retains sole decision-making authority as to promotional materials.

6.9

Supply Terms. During the term of this Agreement, SDI agrees to supply Avigen and Avigen agrees to purchase from SDI, Avigen’s and its Affiliates’ and Sublicensees’ total clinical and commercial requirements of the Licensed Product for the Territory (to be clear, except as provided in Section 4.5.5, Section 10.4, and Supply Terms Articles 6 and 8). The supply and purchase shall be pursuant to the Supply Terms.

6.10	Relationship to Supply Terms. The Supply Terms shall be deemed part of this Agreement, and any breach thereof shall be deemed a breach of this Agreement.

7	Diligence and Diligence Determinations.

7.1	Diligence Obligation. Avigen shall devote Diligent and Reasonable Efforts, subject to SDI supplying Licensed Products in accordance with the Supply Terms, to:

7.1.1	conduct any Pivotal Clinical Trials of the Current IR Product that may be required to support US Regulatory Approval of the Current IR Product for [*];

7.1.2

if the results of the SDI CR Clinical Program are sufficient to support the commencement of a Pivotal Clinical Trial, which Pivotal Clinical Trial would be of a formulation that (at that stage) meets the definition of CR-Qualified Product, conduct those Pivotal Clinical Trials that are required to support US Regulatory Approval of that CR-Qualified Product for [*] provided, however, that for formulations that [*] to avoid any doubt, this Section 7.1.2 in no way alters the application of [*] and shall not be read or deemed to prevent Avigen from choosing to discontinue clinical trials of a formulation that [*] (so that unless the formulation separately [*] and this

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Section 7.1.2 no longer applies to such formulation), nor require Avigen to continue any clinical trial (including a Pivotal Clinical Trial) of a formulation that no longer qualifies as a CR-Qualified Product ([*]); and provided, further, that to avoid any doubt, results of the SDI CR Clinical Program that support the commencement of a Pivotal Clinical Trial, but do not support that the subject formulation is a CR-Qualified Product (for example, that would support starting a Pivotal Clinical Trial, but not a Pivotal Clinical Trial that [*]) do not give rise to an Avigen obligation under this Section 7.1.2 except only for so long as [*]);

7.1.3	within [*] after US Regulatory Approval of a first IR Product, Launch such IR Product in the US;

7.1.4	within [*] after US Regulatory Approval of a first CR-Qualified Product, Launch such CR-Qualified Product in the US;

7.1.5	after US Launch of each Licensed Product, promote and market such Licensed Product, including [*]; and

7.1.6

after US Regulatory Approval, determine a strategy for whether to seek Regulatory Approval of such Licensed Product in the other countries of the Territory (it being understood and agreed that depending on pricing, parallel importation and all other relevant issues and concerns a reasonable commercial strategy for the Licensed Product may not involve seeking Licensed Product Regulatory Approval in or selling Licensed Product in such other countries of the Territory). It is anticipated by the Parties that not seeking Regulatory Approval for and selling Licensed Product in such other countries of the Territory may be consistent with the exercise of Diligent and Reasonable Efforts.

7.2

Development and Launch Diligence Goals and Timelines. Avigen shall be deemed to be meeting its obligations under Section 7.1 so long as it does not fail to meet any of the following diligence goals on the timeline set forth in this Section 7.2:

7.2.1	IR Product.
	7.2.1.1	File an IND with [*] for an IR Product within [*]
	7.2.1.2	commence a clinical trial of the Current IR Product [*] for such trial ([*] to [*]); and
7.2.1.3

if warranted by the results of the clinical program, submit an NDA to the FDA to request Regulatory Approval to market the Current IR Product, [*] after [*] of such Licensed Product data from which trial will be incorporated in the NDA [*] of such Product data from which trial will be incorporated in the NDA [*]

7.2.2	CR-Qualified Product.
7.2.2.1

file an IND for a CR-Qualified Product within four [*] after a pre-IND meeting with the FDA at which FDA indicates it will not reject such an IND and the clinical study for which it provides would be viewed by the FDA as a Pivotal Clinical Trial of the Current CR Product [*]

7.2.2.2	commence a Pivotal Clinical Trial of the Current CR Product within [*] after IND non-rejection for such trial;

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.2.2.3

if warranted by the results of such Pivotal Clinical Trial, submit an NDA to the FDA to request US Regulatory Approval for the Current CR Product, [*] after [*] if [*] as a [*] or [*] after [*] of such Licensed Product data from which trial will be incorporated in the NDA [*]

7.2.3

Reformulations. If either of the Current IR Product or the Current CR Product does not proceed in development or must be reformulated in order to proceed in development, then Avigen shall meet the diligence goals set forth in Sections 7.2.1 and 7.2.2 and Avigen’s other diligence obligations under this Agreement with a different IR Product or the CR Trial Formulation, as the case may be.

If the Current CR Product is not proven to meet the definition of CR-Qualified Product, then SDI may (but is not required to) at SDI’s sole expense, create and test additional formulations of Tolperisone to attempt to obtain a formulation that qualifies as a CR-Qualified Product. SDI may conduct clinical trials (outside the Territory) of such additional formulations. This shall be at SDI’s sole expense. If (a) SDI completes any [*] prior to the date [*] (b) such [*] and (c) the results of such [*] then Avigen’s obligations under Sections 7.1.2, 7.1.4 and 7.1.5 shall apply to such formulation for so long as it continues to be a CR-Qualified Product; provided, however, that this sentence and possibility to trigger a diligence requirement on Avigen’s part (if not triggered with respect to the Current CR Product) shall only apply with respect to one such further formulation.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.2.4

Clarification in Relation to Supply Failures. Further, any failure by SDI to supply Licensed Products in accordance with the Supply Terms shall extend the timelines of this Section 7.2 by an amount of time equal to any delay resulting from this failure to supply.

7.3

Effect of Timelines. The Parties have agreed timelines for Licensed Product clinical development and regulatory diligence goals for Avigen for the Territory that the Parties consider are reasonable and likely to be consistent with the application of Diligent and Reasonable Efforts. However, the Parties recognize that Avigen’s failure to meet any diligence goal set forth in such Sections by the corresponding deadlines set forth in the applicable Section shall not in and of itself constitute a diligence failure nor a material breach of this Agreement for purposes of Section 7.4 so long as Avigen has devoted its Diligent and Reasonable Efforts but despite such efforts it has failed to meet the timelines set forth above. Furthermore, to the extent that Avigen has devoted its Diligent and Reasonable Efforts, and thereafter complies with the procedures set forth in Section 7.4 in relation to any failure to achieve a diligence milestone by the corresponding deadline, and carries out any Diligence Plan established in accordance with such Section to address such failure, Avigen shall not be deemed to have materially breached this Agreement by virtue of failure to achieve a Section 7.2 milestone by the corresponding deadline.

7.4

Milestone Timeline Meetings; Diligence Plans. If Avigen fails to meet any of the diligence goals set forth in Section 7.2 by the corresponding deadlines, then SDI may request a meeting with Avigen in writing. The Committee shall meet within [*] after SDI’s written request to discuss the reasons for Avigen not meeting the deadline, how Avigen may overcome any impediments that may have prevented it from achieving any of the diligence goal deadlines, and a reasonable revised timeline for Avigen to achieve the remaining diligence goals applying Diligent and Reasonable Efforts. Within [*] after the Parties’ meeting, Avigen shall provide to SDI Avigen’s written plan for the further development and commercialization of the applicable Product (the “Diligence Plan”). Any Diligence Plan shall take into consideration among other factors (including without limitation regulatory issues) that which is out of the reasonable control of Avigen or its ability to plan for (e.g., serious adverse events, Regulatory Authority-imposed or mandated delays or IRB-imposed or mandated delays). Avigen’s Diligence Plans must be reasonably calculated (taking into consideration the foregoing) to promptly meet all remaining diligence milestones set forth in the applicable Section of this Agreement as soon as is reasonably practicable after the original deadlines by the application of Diligent and Reasonable Efforts. However, while any Diligence Plan will include timelines, each will be focused primarily on activities. SDI may comment on Avigen’s Diligence Plan. If requested by SDI the Parties shall promptly (within [*] after SDI’s request) meet to discuss SDI’s comments. Avigen shall provide to SDI a revised written plan reasonably addressing SDI’s concerns within thirty (30) days after any such meeting, and this revised version will be the Diligence Plan. Once a Diligence Plan is in place, then Avigen shall use Diligent and Reasonable Efforts to carry out the Diligence Plan. So long as Avigen uses Diligent and Reasonable Efforts to comply with such a Diligence Plan, Avigen shall not be deemed to have been in breach of this Agreement by virtue of the failure to meet a particular diligence milestone set forth in this Agreement as of the Commencement Date by the corresponding deadline. Any failure by Avigen to use Diligent and Reasonable Efforts to comply with such a Diligence Plan shall be eligible to qualify as a material breach of this Agreement. However, any evaluation of whether a material breach has occurred must be based on an evaluation of all relevant facts and circumstances.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.5	Commercial Diligence Discussions.

Should at any time during which (a) a Valid Claim subsists in any of the Patent Rights; or (b) data exclusivity, orphan drug status and other regulatory protection for the Licensed Products granted to Avigen or Sublicensee is in effect (i.e., during the Royalty Term, but prior to the Second Part-Royalty Term portion of it), Avigen’s Net Sales for all Licensed Products in any calendar year (i.e. period of twelve (12) consecutive months from January 1 to December 31 of the same year) [*] preceding calendar year (i.e. period of twelve (12) consecutive months from January 1 to December 31 of the same year) other than as a result of [*] the Parties shall meet through the Committee and discuss in good faith a mutually acceptable resolution to the issue. Avigen shall not under any circumstances be required to devote more than Diligent and Reasonable Efforts to Licensed Product marketing and other activities.

8	Intellectual Property.

8.1

Ownership. Any and all right, title and interest to any Patents and Know-How related to Licensed Product created by or on behalf of SDI (or its Affiliates) shall remain owned by SDI. Any and all right, title and interest to any Patents and Know-How related to Licensed Product created by or on behalf of Avigen (or its Affiliates, Sublicensees or Distributors) shall as between the Parties remain owned by Avigen.

8.2

Obtain and Maintain the Licensed Patents. Avigen shall have the right at its own cost and expense to file, prosecute, and maintain the Licensed Patents in the Territory. This includes prosecuting to issuance, paying the issue fees for and maintaining valid and enforceable issued Patents in the name of SDI for each of the patent applications listed in Schedule 1. (To facilitate this, SDI shall provide to Avigen within [*] after the Commencement Date, a complete copy of the file history and correspondence for each Listed Patent Right. Also, SDI shall inform Avigen within [*] business days after the Commencement Date of any impending deadlines (such as office action responses falling due) within the first [*] after the Commencement Date. SDI shall also promptly provide to Avigen any letter of authorization or similar documents required for Avigen to assume prosecution of the Licensed Patents in the Territory.)

Avigen shall consult in good faith with SDI with respect to Avigen’s prosecution of the Licensed Patents. To that end, Avigen shall provide SDI with a copy of all correspondence (including office actions) received from patent offices within [*] business days after receipt by Avigen itself (which may be later than when its external counsel receives such correspondence). Avigen shall provide SDI with a draft of any filing or correspondence with a patent office that Avigen proposes to make, no later than [*] days prior to when Avigen proposes to file or send such filing or correspondence. Avigen shall reasonably incorporate SDI’s comments raised in consultation, to the extent SDI’s comments are consistent with the goal of securing the broadest patent monopoly reasonably available that remains valid taking into account the prior art.

Avigen shall not finally abandon any Licensed Patent (or claim or portion of a Licensed Patent), without first offering to SDI, no later than [*] days prior to any such proposed abandonment, the right to prosecute and maintain such Licensed Patent (or claim or portion of a Licensed Patent) at SDI’s own expense. The Parties explicitly agree that Avigen may [*] without [*] provided that such further [*] remains an option after [*]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.3        Improvements.

8.3.1

Disclosure and Ownership. All patentable [*] made or generated by either Party or its Affiliate in the course of performing hereunder or exercising a right granted hereunder (or, in SDI’s case, performing Tolperisone-related activities for outside the Territory) and whether or not having broader applicability than with Tolperisone Products (each, an “Improvement” and all Patent rights therein, an “Improvement Patent”) shall be promptly disclosed by the inventing Party to the other Party in reasonable detail. All such Improvements (and the Improvement Patents claiming them) solely invented by either Party (or solely by its employees or other humans who are its agents) shall be and remain the sole property of the solely inventing Party. All such Improvements (and the Improvement Patents claiming them) jointly invented by the Parties (or jointly invented by at least one employee or other human who is the agent of one Party, and at least one employee or other human who is the agent of the other Party) (these Improvement Patents are “Joint Improvement Patents”) shall be jointly owned by the Parties, subject to the licenses (a) to Avigen in Section 2.1, Section 10.4.2 (in case of a termination covered by such Section) and in the Supply Terms and (b) to SDI in Section 8.3.2. The right of the Parties as joint owners outside the scope of such licenses shall be as per Section 8.3.4.

Inventorship shall be determined in accordance with [*] patent law.

8.3.2

Rights and Licenses under Improvements and Improvement Patents. The Improvement Patents to the extent owned by SDI (including SDI’s interest in the Joint Improvement Patents) are included among the Licensed Patents exclusively licensed to Avigen in Section 2.1, Section 4.5.5, Section 10.4.2 (in case of a termination covered by such Section) and in the Supply Terms. Avigen hereby grants to SDI [*] exclusive license under Avigen’s interest in the Improvements Patents (including Avigen’s interest in the Joint Improvement Patents) to practice such Inventions outside the Territory. Such license granted by Avigen shall only be sublicensable to Other Licensees who grant an equivalent license back to Avigen with respect to the Territory under all Tolperisone-related (including via claiming its composition, manufacture, formulation or use (including methods of administration)) Patents (a) claiming inventions by or on behalf of such Other Licensee, or (b) otherwise Controlled by such Other Licensee. Such license granted by Avigen shall endure for the full term of this Agreement, and shall survive all terminations of this Agreement other than terminations for SDI’s material breach.

Other than the foregoing license under Improvement Patents and the right to use Avigen’s Clinical Trial Information outside the Territory (set forth in Section 5.11), Avigen grants SDI and its Affiliates no licenses express or implied under any Patents or Know-How owned or controlled by Avigen.

8.3.3

Filing and Prosecution. Prosecution of Improvement Patents that are Licensed Patents but are not Joint Improvement Patents is as per Section 8.2. The Parties shall mutually agree which Party shall file, prosecute and maintain the Joint Improvement Patents; provided that if they are unable to agree, [*] The Parties shall cooperate with respect to the filing, prosecution and maintenance of the Joint Improvement Patents. Avigen has the sole right to file, prosecute and maintain Improvement Patents that are solely owned by Avigen.

8.3.4

Joint Ownership Rights. Outside the scope of the licenses to Avigen in Section 2.1, Section 4.5.5, Section 10.4.2 (in case of a termination covered by such Section) and in the Supply Terms, and to SDI in Section 8.3.2, the Parties shall have rights as joint

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

owners of the Joint Improvement Patents, throughout the world, that are equivalent to the default rights of joint owners of US patents through co-inventorship under US patent law. Each Party agrees to reasonably cooperate with the other to provide any written permissions, consents, licenses and waivers necessary to achieve these same rights in countries other than the US.

8.4	Infringement of the Licensed Patents

8.4.1

Notice. Each Party shall inform the other Party promptly if it becomes aware of any actual infringement, or potential or threatened infringement, of any of the Licensed Patents by Tolperisone Product-related activities in the Territory. A Party providing a notice under this Section shall disclose any evidence in its possession to support an allegation of infringement. The Parties shall consult with each other promptly after any such notice to decide the best way to respond to such infringement. In these discussions, the Parties may seek to agree on a joint program of action, including how the costs of any such action are to be borne and how any damages or other sums received from such action are to be distributed, however, unless the Parties execute a written amendment to this Agreement (executed by authorized officers of each Party, as per Section 12.2), with respect to alleged actual infringement of the Licensed Patents in the Territory by activities with Tolperisone Products (“Territory Infringement” Territory Infringement includes, to avoid any doubt, any acts that would give rise to a right to bring suit against a generic under Hatch-Waxman (as it may be amended or under any legislation that may replace or supersede it)), the remainder of this Section 8.4 shall apply.

8.4.2

First Right for Territory Infringement. [*] shall have the first right to bring suit under the Licensed Patents against all instances of Territory Infringement, at [*] sole expense. [*] is, subject to Section 8.4.4, entitled to fully control all suits brought by it under this Section 8.4.2.

8.4.3

Back-Up Right for Territory Infringement. If [*] fails to bring suit to end any instance of Territory Infringement within 180 days after a notice between the Parties under Section 8.4.1 of the Territory Infringement, then [*] shall be entitled to bring suit against the Territory Infringer, at [*] sole expense. [*] is entitled to fully control all suits brought by it under this Section 8.4.3.

8.4.4

Cooperation. Each Party shall reasonably cooperate with the other Party in any suit brought by that other Party under Section 8.4.2 or 8.4.3. To support the costs of this cooperation, the Party bringing suit shall reimburse the cooperating Party for all reasonable out-of-pocket, external costs and expenses incurred by the cooperating Party in providing such cooperation. This excludes, however, the cooperating Party’s costs of retaining independent counsel, if the cooperating Party chooses to do so. The cooperating Party is entitled to invoice the Party bringing suit for such costs and expenses as frequently as monthly; the cooperating Party shall provide documentation for the invoice if requested in writing by the Party bringing suit; and these invoices shall be payable (and the Party bringing suit shall pay them) within thirty (30) days after receipt of the invoice by the Party bringing suit.

Cooperation under this Section includes agreeing to be named as a plaintiff in the suit.

With respect to any suit brought by any Third Party claiming invalidity or unenforceability of any Licensed Patent (or claim or portion of a Licensed Patent), which suit is being controlled by Avigen under Section [*] Avigen shall consult with

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SDI in good faith with respect to the conduct of any defense to such suit. SDI shall ensure that its proposals with respect thereto are on the advice of appropriately experienced patent counsel, and Avigen shall take all due account of such proposals in consultation with SDI. If (a) for any reason the Parties do not agree on the strategy for defense of such suit as regards issues of validity and enforceability of Licensed Patents, and (b) Avigen’s proposal to conduct such defense involves any admission of invalidity or unenforceability of the Licensed Patent (or claim or portion of a Licensed Patent), then (c) Avigen shall not make any admission of invalidity or unenforceability, without first [*] If [*] to [*] such [*] as to [*] and [*] then [*] shall [*] of [*] including [*] directed at achieving a [*] in the [*] on the one hand, and [*] on the other hand.

8.4.5

Settlements. A Party bringing suit under 8.4.2 or 8.4.3 is entitled to settle the suit. However: (a) Avigen shall not settle any such suit in a manner involving [*] without first obtaining SDI’s consent, such consent not to be unreasonably withheld; and (b) SDI shall not settle any such suit in a manner involving [*]

8.4.6	Recoveries.

8.4.6.1

Any of Avigen’s recoveries in a suit under [*] shall go (a) first to reimburse Avigen its costs (including costs Avigen has reimbursed to SDI) of such suit, (b) second, where as a result of such suit the circumstances referred to in Section 4.3.3 no longer apply, to [*] and (c) and third, any remaining recovery shall be divided between the Parties as follows: the amount of infringing sales underlying such remaining awards shall be [*] with [*] on [*] and [*] the [*]

8.4.6.2

Any of SDI’s recoveries in a suit under Section [*] shall go (a) first to reimburse SDI its costs (including costs SDI has reimbursed to Avigen) of such suit, and (b) second, where as a result of such suit the circumstances referred to in Section 4.3.3 no longer apply, [*] and (c) and third, any remaining recovery shall be divided between the Parties as follows: the amount of infringing sales underlying such remaining award shall be determined; Avigen shall receive an amount equal

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

to [*] and SDI shall be entitled to retain the remainder.

8.5	Orange Book Listings

8.5.1

Intention. The Parties agree that they wish any issued patent within the Licensed Patents that claims the Licensed Products’ composition, manufacture or use in a way that legally qualifies for listing in the Orange Book for the Licensed Products (“Relevant Patents”) to be listed in the Orange Book with respect to the Licensed Products in accordance with the Federal Food, Drug, and Cosmetic Act, as amended by the Hatch-Waxman Act and any subsequent amendments. The Parties shall commence discussions to seek to agree, at NDA filing for a particular Licensed Product, and shall agree no later than [*] thereafter (or within such time period commence the procedures of Section 8.5.3 to determine whether particular Licensed Patents are Relevant Patents), which of the Licensed Patents meet the standard for Relevant Patents, that will therefore be notified to the FDA for listing in the Orange Book. Avigen shall be responsible for providing the FDA with the required patent information regarding the Relevant Patents, and for using all Diligent and Reasonable Efforts to seek to procure that the Relevant Patent(s) is/are listed in the Orange Book, whether such Relevant Patents issue prior to, on the date of or subsequent to NDA Approval.

8.5.2

Timing to List. Avigen shall provide the FDA with such patent information as soon as practicable, but in any event no later than [*] prior to the deadline for listing. Avigen shall notify SDI contemporaneously upon submitting such patent information to the FDA. Should Avigen fail to notify SDI of submission of such patent information within such period, then [*] and [*] with respect to [*] or that have been determined [*] to be [*] the patent information regarding that Relevant Patent to the FDA [*] (other than if this Agreement terminates) [*] in such circumstance.

8.5.3

Procedure to Determine Relevant Patents. For Licensed Patents that are issued as of NDA filing for a particular Licensed Product, if the Parties do not agree in writing whether particular such Licensed Patents are Relevant Patents within [*] after such NDA filing, then within an additional [*] then SDI may refer the matter for dispute resolution. The dispute resolution shall be as per the procedure of Section 8.9.1.2 applied mutatis mutandis to determine on a Licensed Patent-by-Licensed Patent basis which of them are Relevant Patents. For Licensed Patents that are not issued as of NDA filing but later issue, the Parties shall commence their discussions as to whether such Licensed Patent is a Relevant Patent promptly after the notice of allowance for such Licensed Patent is received by Avigen, shall complete such discussions within [*] and shall commence the determination procedure under this Section 8.5.3 (if any) within [*] thereafter.

8.6

Patent Term Extension. The Parties shall discuss any extension of patent term that may be available for any Licensed Patent with respect to each Licensed Product. After consulting with SDI, if Avigen chooses to do so it shall be entitled to apply to extend the term of any Licensed Patent with respect to Licensed Product(s) in any one or more countries of the Territory. If at the time the last Valid Claim of a Licensed Patent supporting a Royalty Term hereunder is scheduled to expire it is the case that in the US only one Patent may be extended with respect to each Licensed Product, and each Patent may only be extended once, Avigen shall make its decision whether to extend the term of a Licensed Patent with respect to a particular Licensed

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Product based on the following standard: the extension of which Patent (whether or not a Licensed Patent) will provide the longest, most robust legal exclusivity for the particular Licensed Product and taking account of the availability for extensions of the applicable Patents for other Licensed Products (the “Extension Standard”). It is understood and agreed that this involves a balance between the length of time in which there is patent coverage, and the robustness of the patent coverage. [*] based on the substance of the Extension Standard, [*] Before applying to extend the term of any Patent with respect to a Licensed Product, Avigen shall notify SDI of Avigen’s decision which Patent to extend. If SDI does not agree that Avigen has made the right decision based on the Extension Standard, then [*] whether the [*] each [*] is the [*] with respect to a [*] based on the Extension Standard.

During the term of this Agreement, SDI is not entitled to extend the term of any Licensed Patent in the Territory with respect to Licensed Products. In any event, should a Licensed Patent be eligible for extension or restoration, but a Patent other than a Licensed Patent is chosen to be extended in accordance with this provision, [*] to the [*] of the [*] to which such [*] it been [*] for [*] in accordance with [*] but the [*] shall be the [*] apply in the [*]

8.7	Infringement of third party rights

8.7.1

If any warning letter or other notice of infringement is received by a Party, or legal suit or other action is brought against a Party, alleging infringement of Third-Party rights in the manufacture, use or sale of any Licensed Product, that Party shall promptly provide full details of the notice or a copy of the complaint filed in the suit to the other Party, and the Parties shall discuss the best way to respond.

8.7.2

The Party against which such Third-Party infringement is brought is entitled to defend itself against the suit and to control such defense, and will bear the full costs of such defense (but to the extent any resulting damages are required to be indemnified for under Article 9, this indemnification shall remain available). Nothing in this Section 8.7 is intended to alter the provisions of Article 9 regarding Indemnification. Avigen is entitled to tender defense of any Third-Party infringement suit to SDI to the full extent SDI is required to Indemnify for such suit under Article 9. In addition, to the extent any such suit that Avigen is entitled to tender relates to an injunction rather than money damages, Avigen is entitled to defend and control at its expense the portion of the suit that relates to the injunction, while still tendering defense of the remainder of the suit.

8.8	Trademarks

8.8.1

Avigen may market the Licensed Products in the Territory under a trade mark of its choice (“Trade Mark”), subject to first conferring with SDI as to the selection of such Trade Mark (however Avigen is not required to obtain consent from SDI as to such selection).

8.8.2

Upon termination (but not expiry) of this Agreement by SDI under Section 10.2.3 for Avigen’s uncured material breach or insolvency or by Avigen at will under Section 10.2.2, upon request Avigen shall assign and transfer to SDI the Trade Mark and all rights therein including any goodwill attached thereto. Such assignment and transfer shall be for the sum of $1.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.8.3	In any event, Avigen shall not market any products in the Field under any trade mark which is confusingly similar to the Trade Mark.

8.9	Licenses for Third-Party Intellectual Property

8.9.1

Discussions. The Parties will discuss all potentially desirable intellectual property licenses for the Territory for Licensed Products through the mechanism provided in Section 8.9.1.1. Patent and Know-How and/or trademark licenses for the Territory that [*] shall be “Necessary”. If the Parties do not agree as to whether a particular license is Necessary, they will resolve the matter through the procedure stated in Section 8.9.1.2.

8.9.1.1

Licensing Discussion Procedures. While this Agreement is in effect, if either Party identifies any Third-Party Patents or Know-How that it believes may be desirable to license to cover activities hereunder, it shall request (in writing) a meeting of the Committee with internal or external counsel for each Party. Such meeting shall occur within thirty (30) days after requested. If requested by counsel for either Party, the Parties shall enter into an appropriate and customary joint defense/common interest agreement to cover any and all such discussions and document the Parties’ common interest with respect to Licensed Product-related Third-Party intellectual property. In their meeting and any follow-up meetings, the Parties shall seek to reach consensus as to the relevance of such Third-Party intellectual property to Licensed Products and their manufacture for the Territory, and whether a related license is Necessary. Any minutes of such meeting(s) shall be prepared and kept only by counsel and shall be at an appropriate level of detail and include only statements that are appropriate in view of the possibility of litigation.

8.9.1.2

Patent-Related Dispute Resolution. If the Parties through a period of up to one month of Committee discussions cannot agree as to the Necessity of any license, they will submit the disagreement to an experienced patent attorney mutually acceptable to the Parties -- and who does not otherwise perform work for either Party or any of its Affiliates and is not affiliated with them -- (a “Patent Expert”) for resolution. They shall engage such attorney within [*] days after either Party notifies the other of a disagreement as to Necessity. (If they cannot agree as to who such attorney shall be within such time period, then the total of two nominees of the Parties (one from each Party) shall select a third Patent Expert who shall be the attorney to resolve the dispute. If such two (2) people cannot agree on the third person, then the arbitral body referred to in Section 12.9.2 shall select the Patent Expert who shall be the attorney to resolve the dispute.) The Parties shall share equally the expenses incurred for the services of such Patent Expert and arbitral body. Within [*] days after engaging the patent attorney, the Parties shall each submit up to [*] pages of documentation to the patent attorney. Within [*] Business Days thereafter, the Parties shall convene a discussion with the patent attorney during which each Party may orally present its position as to Necessity for no more than [*] The Parties shall require the patent attorney to render his or her guidance as to Necessity within [*] Business Days after the oral presentations. Neither Party shall engage in any ex parte communications with the patent attorney. The Parties shall accept the patent attorney’s decision on Necessity of each license absent any fraud.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.9.2

SDI is, as between the Parties, solely responsible to obtain all Necessary licenses to the extent those licenses [*] or [*] of [*] or [*] of [*] to [*] under this Agreement (except where such license is Necessary only because [*] approves an [*] SDI shall, for the avoidance of doubt, solely bear all costs payments and royalties that might be payable under any Necessary license for which SDI is responsible under this Section 8.9.2. Avigen has the right to offset under Section 4.3.4.2 [*] that Avigen pays on licenses that were SDI’s responsibility that Avigen takes because SDI has failed to do so.

8.9.3

Avigen is, as between the Parties, solely responsible to obtain all Necessary licenses to the extent those licenses [*] or [*] of [*] under this Agreement, excluding specifically those licenses for which SDI is responsible under Section 8.9.2. This means Avigen shall be solely responsible to obtain Necessary licenses under Patents that claim [*] in the [*], but only where [*] Avigen shall, for the avoidance of doubt, solely bear all costs payments and royalties that might be payable under any Necessary license for which Avigen is responsible under this Section 8.9.3. Because Avigen is the marketing and selling Party, SDI is not entitled to take any Necessary licenses for which Avigen is responsible but must instead [*]

9.	Representations, Warranties and Indemnification.

9.1	Representations and Warranties by Both Parties. Each Party represents and warrants to the other that:

9.1.1

the representing and warranting Party is duly organized and validly existing under the laws of its state or country of incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

9.1.2

the representing and warranting Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action.

9.1.3

this Agreement is legally binding upon the representing and warranting Party and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which the representing and warranting Party is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.1.4

the representing and warranting Party has not granted, and shall not grant during the term of the Agreement, any right to any Third Party which would conflict with the rights granted to the other Party hereunder. It has (or shall have at the time performance is due) maintained and shall maintain and keep in full force and effect all agreements necessary to perform its obligations hereunder.

9.1.5	the representing and warranting Party is not aware of any action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

9.2	Additional Representations and Warranties by SDI. SDI represents and warrants to Avigen as follows:

9.2.1

SDI is the sole and lawful owner of the entire right, title, and interest in and to the Listed Patent Rights and Controls the Information within the scope of activities included in Avigen’s license in Section 2.1;

9.2.2

as of the Commencement Date, there are no outstanding liens, security interests, pledges, charges, mortgages, restrictions, interests and/or encumbrances of any kind in or burdening any of the Listed Patent Rights or the Information;

9.2.3

as of the Commencement Date, the only Patents Controlled by SDI or any of its Affiliates that claim or relate to the Current IR Product, the Current CR Product, Tolperisone or any other Tolperisone Product are the Listed Patent Rights;

9.2.4

as of the Commencement Date, SDI has not granted, expressly or otherwise, any assignment, license or other extension of rights, covenant not to sue, or other similar interest or benefit, exclusive or otherwise, to, under or in the Listed Patent Rights or the Information with respect to the Territory, which remains in effect or in force, nor has any of SDI’s Affiliates done any of the foregoing;

9.2.5

SDI has not executed, and SDI further covenants that it shall not execute, any agreements inconsistent with this Agreement or to the detriment of the Listed Patent Right, other Licensed Patents or the Information (or other Licensed Know-How (including Clinical Trial Information); nor have nor shall any of SDI’s Affiliates;

9.2.6

as of the Commencement Date, SDI is not aware of any Patents or Know-How owned or controlled by a Third Party that would be infringed or misappropriated by the manufacture, use, sale, offer for sale, importation or development of Tolperisone Products (including the Current IR Product and Current CR Product);

9.2.7	as of the Commencement Date there are no interferences pending, declared or threatened regarding the Listed Patent Rights;

9.2.8

the safety- and efficacy-related data and information (including without limitation non-clinical and clinical data) regarding Tolperisone, the Current IR Product and the Current CR Product is -- as of the Commencement Date -- true and accurate in all material respects. SDI has not omitted to disclose to Avigen any data or information (including without limitation non-clinical and clinical data) that is or reasonably could be expected to be material to Avigen’s (or any reasonable prospective licensee’s) decision to enter into the transaction contemplated in this Agreement;

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.2.9

other than the Current IR Product and Current CR Product, SDI and its Affiliates do not as of the Commencement Date have in non-clinical development, IND-enabling work or clinical development any Tolperisone Products or Competing Product, nor does any of them market any Tolperisone Product or Competing Product in each case themselves or through contract(s) with any Third Party(ies); and

9.2.10

SDI and its Affiliates are not aware of any Third Party developing any Tolperisone Product for anywhere in the Territory. SDI and its Affiliates are not aware of any Third Party that has filed an IND for any Tolperisone Product anywhere in the Territory. SDI and its Affiliates are not aware of any Third Party that has submitted a Regulatory Approval Application for any Tolperisone Product to any Regulatory Body of the Territory.

9.3

Additional Representations and Warranties by Avigen. Avigen hereby warrants and represents to SDI that as of the Commencement Date neither Avigen nor its Affiliates has any Tolperisone Product or Competing Product in non-clinical development, IND-enabling work or clinical development or on the market.

9.4

No Other Warranties; Disclaimer. Each of Avigen and SDI acknowledges that, in entering into this Agreement, it does not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law. Nothing in this Agreement shall be construed as a warranty by SDI or any acknowledgement or reliance by Avigen, that the Patent Rights are valid or enforceable or that their exercise does not infringe any Third Party patent rights. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN SECTIONS 9.1-9.3, ALL PATENTS AND KNOW-HOW PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR THAT ANY PROGRAM TO SEEK REGULATORY APPROVAL IN THE US OR ELSEWHERE IN THE TERRITORY WILL BE SUCCESSFUL.

9.5

Indemnification by Avigen. Avigen hereby agrees to defend, hold harmless and indemnify (collectively “Indemnify”) SDI and its Affiliates, and its and their agents, directors, officers and employees (the “SDI Indemnitees”) from and against any and all liabilities, expenses, damages and/or losses (including without limitation reasonable legal expenses and attorneys’ fees) (collectively “Losses”) resulting from suits, claims, actions and demands, in each case brought by a Third Party (each, a “Third-Party Claim”) arising directly or indirectly out of (i) a breach of any of Avigen’s representations and warranties or covenants pursuant to Section 9.1 or 9.3; (ii) the development, storage, handling, use, sale, offer for sale or importation of Licensed Products by or on behalf of Avigen, its Affiliates, Sublicensees and Distributors in the Territory other than as part of transition assistance to SDI under Section 10.2.2 but including liabilities for which Avigen is responsible under Supply Terms Section 4.12; or (iii) [*] Avigen’s obligation to Indemnify the SDI Indemnitees pursuant to this Section 9.5 shall not apply to the extent that any such Losses (A) arise from the negligence or intentional misconduct of any SDI Indemnitee; (B) arise from any breach by SDI of this Agreement; or (C) are Losses for which SDI is obligated to Indemnify Avigen Indemnitees pursuant to Section 9.6.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.6       Indemnification by SDI. SDI hereby agrees to Indemnify Avigen and its Affiliates and Sublicensees, and its and their agents, directors, officers and employees (the “Avigen Indemnitees”) from and against any and all Losses resulting from Third-Party Claims arising directly or indirectly out of (i) a breach of any of SDI’s representations and warranties or covenants pursuant to Section 9.1 or 9.2 or its covenants in Supply Terms Section 7.1; (ii) the development, manufacture, storage, handling, use, sale, offer for sale or importation of Products by or on behalf of SDI and its Affiliates, Other Licensees and Licensed Product distributors outside the Territory; (iii) [*]; (iv) any transition assistance to SDI under Section 10.2.2; or (v) any liabilities for which SDI is responsible under Supply Terms Section 4.12. SDI’s obligation to Indemnify Avigen Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses (A) arise from the negligence or intentional misconduct of any Avigen Indemnitee; (B) arise from any breach by Avigen of this Agreement; or (C) are Losses for which Avigen is obligated to Indemnify the SDI Indemnitees pursuant to Section 9.5.

9.7

Procedure. To be eligible to be indemnified hereunder, the Indemnified Party shall provide the indemnifying Party with prompt notice of the Third-Party Claim giving rise to the indemnification obligation (provided that any delay in giving notice -- if and to the extent it does not materially prejudice the claim -- shall not relieve the indemnifying Party of its Indemnification obligation) pursuant to this Article 9 and (except as provided in Section 8.7) the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld or delayed. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Sections 9.5 and 9.6 to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim. Each Party reserves the right to claim indemnity from the other in accordance with Sections 9.5 and 9.6 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 9.7 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit.

9.8

Insurance. Each Party shall procure and maintain insurance, including product liability insurance, adequate to cover its obligations hereunder and which are consistent with normal business practices of prudent companies similarly situated, at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold by or on behalf of such Party in amounts that are reasonable and customary in the U.S. for companies of comparable size and activities, in any event no less than [*] It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 9. Each Party shall provide the other with written evidence of such insurance or self-insurance upon request. Each Party shall provide the other with written notice at least thirty (30) days prior to the cancellation, non renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

9.9

Limitation of Liability. EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER THIS ARTICLE 9 OR IN RESPECT OF A BREACH OF SECTION 3.2 OR 3.3 (CONFIDENTIALITY AND NON-USE OBLIGATIONS), NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES AND LICENSEES SHALL BE LIABLE FOR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10	Duration and Termination.

10.1

Commencement and Termination by Expiry. This Agreement, and the licenses granted hereunder, shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this Article 10, shall continue in force on a country-by-country and Licensed Product-by-Licensed Product basis until the expiration of the last Royalty Term in such country with respect to such Licensed Product expires. On expiration of this Agreement with respect to a particular Licensed Product in a particular country, Avigen’s license in Section 2.1 shall, with respect to that Licensed Product in that country, become a perpetual, irrevocable royalty-free license under the Licensed Know-How.

10.2	Early Termination

10.2.1	This Agreement may be terminated by the mutual written agreement of Avigen and SDI. Each Party is entitled to withhold its agreement to terminate, in its sole discretion.

10.2.2

Avigen may terminate this Agreement with or without cause on [*] written notice to SDI. In such circumstances, SDI may seek to reallocate the rights and responsibilities of Avigen hereunder to another person. Should SDI choose to do so, and despite using Diligent and Reasonable Efforts, has been unable to make such alternative arrangements within such [*] unless the reason for Avigen’s termination is a Licensed Product safety or liability concern, Avigen shall [*] provide reasonable assistance to SDI with a view to [*] Avigen may exercise its right of termination under this Section with respect to this entire Agreement, with respect to solely all IR Products, or with respect to solely all CR-Qualified Products.

10.2.3

Without prejudice to any other right or remedy, either Party may terminate this Agreement at any time by notice in writing to the other Party (“Other Party”), such notice to take effect as specified in the notice:

10.2.3.1

if the Other Party is in material breach of this Agreement remaining uncured ninety (90) days after such Other Party receives notice specifying the breach and requiring its remedy, except the time periods and cure requirements are as follows: (a) where the material breach is an undisputed payment obligation the Agreement may be terminated if the Party in default has not remedied or dispute the default within thirty (30) days of receiving notice from the non-defaulting Party, and (b) for breaches not reasonably capable of cure within ninety (90) days, such Other Party may within such ninety (90) days deliver a plan to cure the breach as promptly as possible by the application of Diligent and Reasonable Efforts together with an undertaking to carry out such plan (and the non-breaching Party shall not be entitled to terminate so long as such Other Party is carrying out such plan); or

10.2.3.2

if: (A) the Other Party becomes insolvent or unable to pay its debts as and when they become due, (B) an order is made or a resolution is passed for the winding up of the Other Party (other than voluntarily for the purpose of solvent amalgamation or reconstruction), (C) a liquidator, administrator, administrative receiver, receiver or trustee is appointed in respect of the whole or any part of the Other Party’s assets or business, (D) the Other Party ceases to continue its business, or (E) as a result of debt and/or maladministration the Other Party takes or suffers any similar or analogous action.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.2.3.3

For terminations under 10.2.3.1, [*] under this Agreement, in which case the Agreement shall terminate in its entirety, if Avigen is the breaching Party, and the breach relates primarily or exclusively to only one of an IR Product or a CR-Qualified Product, then SDI’s termination right will be only for the IR Product or the CR-Qualified Product (respectively).

10.2.4

SDI may terminate this Agreement by giving written notice to Avigen, such notice to have immediate effect if [*] or [*] the [*] or [*] of any of the [*] This explicitly does not apply to [*] of [*] in [*] this Agreement.

10.2.5

A Party’s right of termination under this Agreement, and the exercise of any such right, shall be without prejudice to any other right or remedy (including any right to claim damages) that such Party may have in the event of a breach of contract or other default by the other Party. If the material breach for which a Party seeks to terminate is disputed, then this Agreement shall not terminate prior to the dispute being resolved in accordance with Section 12.9.

10.3	Consequences of Termination -- Avigen Voluntary Terminations and Terminations where Avigen is at Fault.

10.3.1	Upon termination of this Agreement as a whole by Avigen under Section 10.2.2, or by SDI under Section 10.2.3.1, 10.2.3.2 or 10.2.4:
10.3.1.1

Avigen shall grant to SDI an exclusive, sublicenseable (through one (1) or more tiers of sublicensees), fully-paid, perpetual license under all data and information regarding the Licensed Products (including all Licensed Product specific (a) techniques, technology, practices, trade secrets, inventions (whether or not patentable), methods, manufacturing processes, formulae, formulations, specifications, documents, knowledge, skill, experience, test data and results (including that related to pharmacology, toxicology, preclinical testing, clinical testing, trials and studies, safety and efficacy, analytical and quality control), (b) compounds, formulations and compositions of matter, and (c) marketing data, including clinical studies designed to support promotional efforts), to make, have made, use, sell, offer to sell and import the Licensed Products in the Territory;

10.3.1.2

Avigen shall no longer be licensed to use or otherwise exploit in any way, either directly or indirectly, the Licensed Patents, in so far and for as long as any of such Patents remains in force, or the Licensed Know-How;

10.3.1.3	Any trade mark used by Avigen solely with the Licensed Products shall be assigned to SDI in accordance with Section 8.8.

10.3.1.4	Avigen shall consent to the cancellation of any formal license granted to it, or of any registration of it in any register, in relation to any of the Licensed Patent Rights and under Section 2.2; and

10.3.1.5

commensurate with legislative and regulatory requirements transfer to SDI or its nominee all Regulatory Approvals, Regulatory Approval Applications and INDs of Avigen and its Affiliates for the Licensed Products in the Territory.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.3.2

Upon termination of this Agreement by Avigen under Section 10.2.2, or by SDI under Section 10.2.3.1, in either case with respect to either all IR Products or all CR-Qualified Products rather that as to this Agreement as a whole, then 10.3.1.1-10.3.1.5 shall apply, but solely with respect to all IR Products or solely with respect to all CR-Qualified Products (respectively).

10.4

Consequences of Termination -- Terminations where SDI is at Fault. Upon termination of this Agreement by Avigen under Section 10.2.3, (a) Avigen shall retain all of its rights under this Agreement; (b) Avigen shall be relieved of all of its obligations hereunder (including without limitation its diligence obligations under Article 7), except for its obligations with respect to royalties under Section 4.3, milestones under Section 4.2, confidentiality under Sections 3.2-3.7, and indemnification under Article 9; and (c) Avigen shall have the following rights with respect to Licensed Product manufacture:

10.4.1	Avigen is released of its obligations to purchase its requirements of Licensed Product from SDI;

10.4.2

SDI hereby grants Avigen, effective upon each such termination by Avigen, the exclusive right to manufacture Avigen’s (and its Affiliates’ and Sublicensees’) requirements of Licensed Product for the Territory (in any and all forms including Tolperisone API and Finished Product forms), under all Patents and Know-How the subject matter of which was practiced under the Supply Terms; such license shall be sublicenseable through one (1) or more tiers of sublicensees without consent;

10.4.3

SDI shall -- and SDI shall cause all of its Affiliates and contractors who have been manufacturing Licensed Product (in any and all forms) supplied (or to be supplied) to Avigen under the Supply Terms to -- promptly after written request by Avigen perform all technology transfer requested by Avigen to establish all then-current manufacturing processes (including analytical methods) for Licensed Products (in any and all forms) at Avigen’s manufacturing facility or the manufacturing facility of Avigen’s chosen supplier.

10.4.4

SDI shall continue to fill Avigen’s purchase orders for Licensed Product placed in accordance with the Supply Terms, until such time as Avigen is able to establish an alternative source of supply that has been validated with and accepted by all Regulatory Bodies of the Territory in which Licensed Products have received Regulatory Approval, such that Avigen may legally sell Licensed Products under such Regulatory Approvals in such country, but in any event no longer than [*];

10.4.5

Avigen shall remain responsible for royalties under Section 4.3, but except with respect to quantities actually supplied to Avigen by SDI in accordance with Section 10.4.4, Avigen shall not be responsible for any additional payments under Section 4.5.

10.5

Survival Generally. All rights of the Parties having accrued prior to expiration or termination of this Agreement shall survive all expirations and terminations of this agreement. In addition, the following shall survive all expirations and terminations of this Agreement (subject to any later expiration provided for in such provisions).

	10.5.1	Articles 1, 3, 4 (but solely with respect to Net Sales prior to termination or expiration or as required to implement any surviving royalty obligation provided for under Section 10.4), 9, 10 and 12 ;

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

10.5.2

Sections 2.5, 5.12 (if the Parties are required after termination by law to report to Regulatory Bodies the events covered by the protocol adopted pursuant to such Section)), 8.3.1, the second paragraph of Section 8.3.2, 8.3.3 (to the extent regarding Joint Improvement Patents), 8.3.4, and 8.4 (as regards infringement while this Agreement or any surviving license to Avigen was or is in effect);

10.5.3

All Schedules, including the Supply Terms, except that the Supply Terms shall expire and may be terminated as set forth therein; the Supply Terms will not survive a termination the effects of which are stated in Section 10.3 (except to the extent required to supply Avigen during the transition period provided for in such Section), and except that to the extent Section 10.4 contradicts the Supply Terms Section 10.4 shall prevail and govern in the circumstances in which it applies.

11	Non-Competition.

11.1

Avigen. During the term of this Agreement neither Avigen nor its Affiliates shall directly or indirectly [*] a Competing Product in the Territory, except that where a Competing Product is obtained by Avigen through the acquisition or merger with a third party or any other circumstances under which a third party becomes an affiliate of Avigen, Avigen shall have a period of one (1) year or such longer period as may be reasonable under the circumstances provided it uses all commercially reasonable efforts from the date of consummation of such acquisition or merger or other triggering event, to divest of or otherwise dispose of any [*] in such Competing Product in the Territory.

11.2

SDI. During the term of this Agreement neither SDI nor its Affiliates shall directly or indirectly [*] a Competing Product in the Territory, except that where a Competing Product is obtained by SDI through the acquisition or merger with a third party or any other circumstances under which a third party becomes an affiliate of SDI, SDI shall have a period of one (1) year or such longer period as may be reasonable under the circumstances provided it uses all commercially reasonable efforts from the date of consummation of such acquisition or merger or other triggering event, to divest of or otherwise dispose of any [*] in such Competing Product in the Territory.

12	General.

12.1

Force majeure. Neither Party shall have any liability or be deemed to be in breach of this Agreement for any delays or failures in performance of this Agreement which result from extraordinary circumstances beyond the reasonable control of that Party (“Event of Force Majeure”). Events of Force Majeure are limited to extraordinary events. Extraordinary events include floods, earthquakes, tsunamis, acts of God, acts of war, acts of terrorism, general strikes and like events. Events of Force Majeure exclude labor disputes and strikes of solely the Party’s personnel. The Party affected by an Event of Force Majeure shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so and shall further exert Diligent and Reasonable Efforts to eliminate, cure and overcome any such Event of Force Majeure and to resume performance of its obligations with all possible speed.

12.2	Amendment. This Agreement may only be amended in writing signed by duly authorized officers of SDI and Avigen.

12.3	Assignment and third party rights.

12.3.1	Subject to Sections 12.3.2 and 12.3.3 below, neither Party shall assign, mortgage, charge or otherwise transfer any rights or obligations under this Agreement, including

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

any of the Listed Patent Rights or rights under the Listed Patent Rights, without the prior written consent of the other Party, which shall not be unreasonably withheld. Any purported assignment, sale, transfer, delegation or other disposition by either Party that is not in accordance with the foregoing sentence shall be null and void.

12.3.2

Either Party may assign all its rights and obligations under this Agreement to any company with which it merges or to which it transfers all of its assets or business to which this Agreement relates, PROVIDED that the assignee undertakes to the other Party to be bound by and perform the obligations of the assignor under this Agreement. However a Party shall not have such a right to assign this Agreement if it is insolvent or any other circumstance described in Section 10.2.3.2 applies to it.

12.3.3	Either Party may assign or transfer all or any of its rights or obligations under this Agreement to, and/or may have any of its obligations fulfilled by, an Affiliate of such Party.

12.4

Waiver. No failure or delay on the part of either Party to exercise any right or remedy under this Agreement shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy preclude the further exercise of such right or remedy. Obligations under this Agreement may only be waived by a writing explicitly stating the waiver and signed by an authorized officer of the waiving Party.

12.5

Invalid clauses. If any provision or part of this Agreement is held to be invalid, such provision shall be deemed stricken and severed from this Agreement but the other provisions of this Agreement to the maximum extent permissible under applicable law shall remain in effect.

12.6	No Agency. Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other’s behalf.

12.7	Interpretation. In this Agreement:

12.7.1	the headings are used for convenience only and shall not affect its interpretation;

12.7.2	references to persons shall include incorporated and unincorporated persons; references to the singular include the plural and vice versa; and references to the masculine include the feminine;

12.7.3	references to Articles, Sections and Schedules mean articles and sections of, and schedules to, this Agreement;

12.7.4	references in this Agreement to termination shall include termination by expiry; and

12.7.5

where the word “including” (or a derivative form) is used it shall be understood as meaning “including without limitation” (or the appropriate derivative form); similarly, where the phrase “such as” or a like phrase is used or an example given, the intent is not to be limiting, and the provision shall not be read to be limiting.

12.8	Notices

12.8.1

Any notice to be given under this Agreement shall be in writing and shall be sent by first class mail or air mail, or by fax (confirmed by first class mail or air mail) to the address of the relevant Party set out at the head of this Agreement, or to the relevant fax number set out below, or such other address or fax number as that Party may from

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

time to time notify to the other Party in accordance with this Clause 12.8.1. The fax numbers of the Parties are as follows: SDI 43-1-3191456316; Avigen (510) 748 7368.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Notices to Avigen shall be sent to the attention of the CEO with a required copy to the Legal Department. Notices to SDI shall be sent to the attention of the CEO with a required copy to Head, Research and Development.

12.8.2

Notices sent as above shall be deemed to have been received three working days after the day of posting (in the case of inland first class mail), or seven working days after the date of posting (in the case of air mail), or on the next working day after transmission (in the case of fax messages, but only if a transmission report is generated by the sender’s fax machine recording a message from the recipient’s fax machine, confirming that the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

12.9	Law and Jurisdiction.

12.9.1

The validity, construction and performance of this Agreement, and all disputes arising hereunder, shall be governed by [*] law. All disputes arising under this Agreement (including disputes regarding its interpretation, but other than those disputes referred to in Section 12.9.2 or 12.9.3) shall first be submitted to the CEOs of each Party for good faith negotiation. If good faith negotiations over a period of [*] days do not resolve the dispute (and each Party shall make its CEO reasonably available for such discussions during such time period), then either Party may by written notice to the other Party refer the dispute for resolution before the [*] using its most relevant and applicable rules. The fees of such arbitral body shall be equally shared by the Parties. The arbitration shall take place in [*] The arbitration shall be conducted in English before arbitrator(s) from neutral country(ies). Such an arbitration proceeding, or a resolution in accordance with Section 12.9.2 or 12.9.3, shall be the exclusive means to resolve disputes arising under this Agreement. Such disputes shall not be submittable to any court, except as provided in the next sentence. A Party may seek an interim injunction in any court of competent jurisdiction pending arbitration under Section 12.9.1 or other resolution under Section 12.9.2 or 12.9.3.

12.9.2

If the Parties are unable to agree on whether the Current CR Product or an alternative formulation asserted to be a CR-Qualified Product, in either case following the completion of the Required Phase II CR Clinical Trial (or commensurate trial data from which is being presented under Section 7.2.3) in the US -- which dispute remains unresolved [*] days after referral to the Parties’ CEOs for good-faith discussions (and each Party shall make its CEO reasonably available for such discussions)) -- then either Party is entitled to refer this issue for decision by a panel of people each of whom is unaffiliated with both of the Parties and their Affiliates, and who have the following characteristics: One such person shall have been [*] leading up to the dispute. Two other such people shall be [*] to [*] One other such person shall be a [*] within the [*] The [*] role is to advise the other panel members objectively. The [*] will be a non-voting member of the panel (all other members are voting members). If possible, the Parties shall agree on each member of the panel. If the Parties cannot agree on the people who will be on the panel within [*] after referral of the dispute for resolution, then the arbitral body referred to in Section 12.9.1 shall designate such people. The panel shall, with access to and on the basis of [*] plus no more than [*] of argument and no more than [*] determine whether the applicable formulation -- at that time -- is a CR-Qualified Product in accordance with clause (i) of the definition of such term. The panel's decision shall be binding on the Parties as to whether the subject formulation -- at that time -- qualifies as a CR-Qualified

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Product. However, it is understood and agreed that later information may change this status, and in particular, if the [*], that until and unless the [*] the subject pharmaceutical composition shall not be considered a CR-Qualified Product. Neither Party shall engage in ex parte communications with the panel (or any member thereof). The Parties shall share equally the expenses incurred for the services of such panel and arbitral body.

The foregoing in this Section 12.9.2 shall apply mutatis mutandis to any other disputes over whether a given pharmaceutical composition qualifies as a CR-Qualified Product at a given time, on any other basis than clause (ii) of such definition.

12.9.3

Sections [*] provide specialized dispute resolution procedures for particular issues as provided for in such Sections. Disputes as to the subject matter of such dispute resolution procedures shall be resolved solely as set forth in each respective such Section, and not in any other manner.

12.10	Language. This Agreement has been prepared in the English language, American usage, which shall govern its meaning and interpretation.

12.11

Entire Agreement. This Agreement, including its Schedules and Attachments (including to avoid any doubt the Supply Terms), sets out the entire agreement between the Parties relating to its subject matter and supersedes all prior oral or written agreements, arrangements or understandings between them (or between either of them and the other’s Affiliate) relating to such subject matter, including the confidentiality agreement referred to in Section 3.3.1. The Parties acknowledge that they (and their Affiliates) are not relying on any representation, agreement, term or condition which is not set out in this Agreement.

12.12

Performance by Affiliates. A Party is entitled to perform hereunder via its Affiliates. Each Party hereby guarantees the performance of its Affiliates performing under this Agreement. A Party and its Affiliates performing hereunder shall be jointly and severally liable for such Party’s performance under this Agreement, and the other Party shall be entitled to proceed against any of them (or any combination of them) in such other Party’s sole discretion, without any obligation to first pursue a remedy against any of the others of them. For these purposes, it is understood and agreed that Sanochemia Pharmazeutika AG is an Affiliate of SDI performing under this Agreement. Accordingly, in case of any breach, Avigen is entitled to pursue a remedy against Sanochemia Pharmazeutika AG, if Avigen so chooses.

12.13

Third Parties. This Agreement does not create any right enforceable by any person who is not a party to it (‘Third Party’) under the Contracts (Rights of Third Parties) Act 1999, but this clause does not affect any right or remedy of a Third Party which exists or is available apart from that Act. There are no third party beneficiaries to this Agreement.

12.14

No Partnership or JV. The Parties’ relationship to each other is that of independent contractors. No partnership or joint venture, express or implied, is created by this Agreement of the Parties’ relationship hereunder. The Parties expressly disclaim and reject any partnership or joint venture between then in connection with this Agreement.

12.15

Counterparts; Facsimile Execution. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument. This Agreement may be executed by facsimile.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AGREED by the Parties through their authorized signatories:

For and on behalf of SANOCHEMIA DIAGNOSTICS INTERNATIONAL LTD /S/ JOSEF BOECKMANN signed JOSEF BOECKMANN print name CEO title 12 January, 2006 Date	For and on behalf of AVIGEN, INC /S/ KENNETH G. CHAHINE signed KENNETH G. CHAHINE print name CEO title 12 January, 2006 Date

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE LIST

SCHEDULE	NUMBER
PATENTS AND PATENT APPLICATIONS	1
SDI CR CLINICAL PROGRAM	2
SUPPLY TERMS	3
CURRENT SDI IR PRODUCT AND CR PRODUCT CLINICAL TRIALS	4
CLINICAL SUPPLY PRICING	5
AVIGEN CURRENT PLANNED CLINICAL TRIAL PROGRAM	6
EXISTING SDI AGREEMENTS REGARDING LICENSED PRODUCTS	7
ADVERSE EVENT REPORTING PROTOCOL	8

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 1

PATENTS AND PATENT APPLICATIONS

[*] [2 pages omitted]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 2

SDI CR CLINICAL PROGRAM

•	[*]

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

SCHEDULE 3

SUPPLY TERMS

1	DEFINITIONS and interpretation

Section 12.7 of the License Agreement provides certain rules of interpretation that apply to these Supply Terms (as well as the remainder of the Agreement). Also in these Supply Terms, those initially capitalized terms defined in the License Agreement shall have the meanings given such terms in the License Agreement, and in addition the following words shall have the following meanings (with derivative forms being interpreted accordingly):

API	Shall mean, for a given Licensed Product, the active pharmaceutical ingredient of such Licensed Product.
Binding Amount	Shall have the meaning given such phrase in Supply Terms Section 2.3.4.
Certificate of Analysis

Shall mean, with respect to an API, other ingredient, or Finished Product, an appropriately signed certificate of analysis stating the identity, strength, quality and purity of such API, other ingredient, or Finished Product.

License Agreement	Shall mean the body of this Agreement (to avoid any doubt, excluding these Supply Terms and all Schedules and Exhibits to the Agreement).
Lot	Shall mean a single production run of any Licensed Product or the API for that Licensed Product.
Manufacturing Defect	Shall mean, with respect to a specimen of API or Licensed Product, [*]
Manufacturing Liaison	Shall have the meaning given such phrase in Supply Terms Section 3.1.
Regulatory Filings	Shall mean, for a given Licensed Product, all INDs, Regulatory Approval Applications, and Regulatory Approvals for such Licensed Product in or for the Territory.
Regulatory Requirements	Shall mean all requirements of Regulatory Bodies of the Territory and/or otherwise having jurisdiction over a facility for Licensed Product manufacture for supply under these Supply Terms.
Required	Shall have the meaning given such phrase in Supply Terms Section 4.5.2.
Second Source Failure	Shall have the meaning given such phrase in Supply Terms Section 6.3.

2.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Specifications

Shall mean, for a given API or Licensed Product, the specifications for such API or Licensed Product, as provided in Supply Terms Section 3.3, as these may be updated in accordance with such Supply Terms Section or Supply Terms Section 4.5.

2            SUPPLY OF PRODUCT -- GENERAL OBLIGATION; PRICING; FORECASTS AND ORDERING.

2.1

Supply -- General Obligation. SDI shall supply Avigen with Finished Products in the quantities ordered by Avigen in accordance with the forecasting and ordering provisions set forth in Supply Terms Section 2.3. SDI shall also supply Avigen with placebos for clinical trials of Licensed Products, as also ordered by Avigen in accordance with such Supply Terms Sections. While these Supply Terms refer primarily to SDI, it is understood and agreed that SDI may perform its obligations under these Supply Terms by acting through SDI’s Affiliates. SDI’s Affiliates performing hereunder will be held to the same standards and obligations as SDI. SDI guarantees the performance of its Affiliates under these Supply Terms. Further, Avigen has the rights set forth in Section 12.12 of the License Agreement as regards all performance by SDI and SDI Affiliates. While these Supply Terms refer to “Licensed Product” throughout, the Parties do not intend for SDI to be required to supply to Avigen any Combination Product, unless the Parties agree in writing otherwise in our sole discretions.

2.2	Pricing.

2.2.1

Clinical Supply Price. The price for supply of Licensed Products for use in clinical trials is as set forth in Section 4.4 of the License Agreement. The price for quantities of placebo Avigen orders from SDI shall be as set forth in Schedule 5 to the License Agreement.

2.2.2	Commercial Supply Prices.

2.2.2.1  Advance Payment. Avigen shall pay to SDI the Advance Payment stated in Section 4.5.1 of the License Agreement, for each shipment of Licensed Product under these Supply Terms, on the timing set forth in Section 4.6.1 of the License Agreement.

2.2.2.2	Ultimate Supply Price.

(a)      Price. The full supply price for commercial supplies of Licensed Products is as set forth in Sections 4.5.2, 4.5.3 and 4.5.4 of the License Agreement.

(b)      Payment. If the Further Payment for supply of quantities of Licensed Product sold in any Quarter exceeds the Advance Payment for such quantities, then Avigen shall pay SDI an amount in accordance with Section 4.5.3 of the License Agreement, on the timing set forth in Section 4.6.2 of the License Agreement.

(c)	Refund. If there is any Excess for the quantity of Licensed Product sold

3.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

in any Quarter (i.e. if Avigen has through the Advance Payment overpaid for such quantities), then Avigen is entitled to credit the Excess or to a refund as set forth in section 4.5.3 of the License Agreement.

4.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.2.2.3	Samples for Marketing.

(a)      Initial Quantities. SDI shall supply to Avigen free of charge a quantity of each Licensed Product prior to its Launch equal to [*] through the end of the first [*] after such Launch. These quantities are intended to be used for samples and bona fide marketing purposes and not for sale. However, if Avigen or its Affiliate or Sublicensee sells any of these quantities to generate Net Sales (instead of using them as marketing samples), then Avigen shall pay SDI the balance of the Further Payment with respect to such quantities (if any), or be entitled to a credit or refund of any Excess, all in accordance with Supply Terms Section 2.2.2.2.

(b)      Later Quantities. Other than the quantities referred to in Supply Terms Section 2.2.2.3(a), Avigen shall purchase all further quantities of Licensed Product intended to be used as marketing samples [*] at a price equal to the per-tablet prices for the IR Product specified in Schedule 5 to the License Agreement, supplied unpacked and in bulk. Should Avigen require those quantities to be packed, SDI shall upon request provide Avigen a quote for such supply in the requested packs. To avoid any doubt, if Avigen or its Affiliate or Sublicensee sells any quantities initially purchased to be used as marketing samples and generates Net Sales on such quantities, then Avigen shall pay SDI the balance of the Further Payment with respect to such quantities (if any), or be entitled to a credit or refund of any Excess, all in accordance with Supply Terms Section 2.2.2.2.

2.2.3	Third-Party Royalties. Sections 8.9 and 9.2 of the License Agreement, govern the Parties responsibilities regarding royalties owed Third Parties in connection with Licensed Product manufacture.

2.3	Forecasts - Orders.

2.3.1

Clinical. The Parties shall cooperate as to a reasonable lead time for Avigen to order quantities of Licensed Product for clinical supply. Avigen shall not be required to give more than [*] lead time prior to the requested delivery date. SDI shall supply Avigen with quantities requested by Avigen on such number of days notice. In addition, if Avigen requires quantities of Licensed Product for clinical testing faster than that, then SDI shall devote Diligent and Reasonable Efforts to deliver the requested quantities on the timeline Avigen requests, but SDI shall be deemed not to be in breach if, having devoted such Diligent and Reasonable Efforts to deliver on less than [*] lead time, it fails to deliver the requested quantities on the faster timeline that Avigen requested.

2.3.2

Long-range Non-binding Planning Forecast. [*] months prior to the date Avigen anticipates as the date of Launch of each Licensed Product, Avigen shall provide SDI with a written, [*] forecast of Avigen’s projected requirements of such Licensed Product. Avigen shall make its projections and prepare such forecast in good faith. However, such forecast is for informational purposes only and is not binding on Avigen nor SDI.

5.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

2.3.3

Commercial Forecasts. [*] prior to Launch of each Licensed Product, Avigen shall provide SDI with a forecast of quantities of such Licensed Product for delivery under these Supply Terms through the first [*] after such Launch. Thereafter, Quarterly on or before the first business day of each Quarter, Avigen shall provide an updated [*] forecast, rolling forward one Quarter in each forecast. The quantities specified in the fourth Quarter of each forecast shall in no event increase by more than [*] as it rolls forward over the next [*] to be the [*] of that forecast. The first [*] of each such forecast (and any prior period in the initial forecast) are binding as follows: (a) Avigen’s purchase order under Supply Terms Section 2.3.4 shall be for no less than [*] of the amount forecasted for delivery [*] (and any earlier period in the initial forecast) and -- to the extent ordered by Avigen in such a purchase order -- SDI must supply up to [*] of the amount forecasted for delivery [*] and (b) as regards [*] when it rolls forward in the [*] to be the [*] Avigen is not entitled (without SDI’s consent) to [*]

2.3.4

Commercial Purchase Orders. [*] prior to the first day of the Quarter of delivery, Avigen shall provide SDI with Avigen’s purchase order for quantities to be delivered in such Quarter. Such quantities must be for no less than [*] of the amount forecasted in the last Quarterly forecast under Supply Terms Section 2.3.3 for delivery in such Quarter. SDI is required to supply up to [*] of such amounts from such forecast. If Avigen places a purchase order for more than this [*] then SDI shall notify Avigen in writing within [*] working days what quantities beyond such [*] (if any) SDI accepts to timely deliver to Avigen. Any such additional amounts requested by Avigen that SDI accepts (within such [*] working days) to deliver in that Quarter, together with such portion of the [*] as Avigen ordered in its purchase order, is the “Binding Amount” for that Quarter.

2.3.5

Delivery Dates. In its forecasts, Avigen shall state the dates on which it anticipates requesting delivery in each Quarter for informational purposes only. In its purchase orders, Avigen shall state the dates on which it requires delivery of each quantity of Licensed Product. The delivery dates in the purchase orders are binding on Avigen and SDI.

2.3.6

IR Product and CR-Qualified Product Separately Forecasted and Ordered. In its forecasts and purchase orders, Avigen shall separately state quantities of IR Product and CR-Qualified Product. The bindingness of forecasts and Binding Amounts of purchase orders each operate on a Licensed Product-by-Licensed Product basis.

2.4

Invoicing. Each delivery of Finished Product supplied hereunder shall be invoiced separately by SDI on the day of delivery in accordance with Supply Terms Section 5.2 (but not before) for the Advance Payment associated with such quantities. These invoices shall be payable by Avigen within [*] days after receipt.

2.5

No Change in Terms Through Purchase Orders. No forecast, purchase order, purchase order acceptance or other document under these Supply Terms shall alter or amend the terms of these Supply Terms or the Agreement. This Agreement (including these Supply Terms) shall govern and control if there is any inconsistency between it (including them) and any such forecast, purchase

6.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

order, purchase order acceptance or other document under these Supply Terms. Any such inconsistencies presented by any such forecast, purchase order, purchase order acceptance or other documents are hereby expressly rejected.

3	PROCESS ESTABLISHMENT; SPECIFICATIONS; REGULATORY.

3.1

Manufacturing Liaisons. To facilitate coordination among the Parties with respect to process development, scale-up and supply of Licensed Products, within thirty (30) days after the Commencement Date each Party shall designate a “Manufacturing Liaison.” The Manufacturing Liaisons’ responsibilities include: (a) communicating regularly regarding the Parties’ activities under these Supply Terms; (b) remaining current on the status of such activities; (c) generally serving as the point-people between the Parties for these issues; and (d) escalating for Committee discussion any issues arising between the Parties under these Supply Terms that they are not able to resolve by their own discussions. SDI’s Manufacturing Liaison shall at all times be the person through whom the personnel working on Licensed Product process development and manufacturing activities report. The Manufacturing Liaisons have no power to amend, modify or waive compliance with this Agreement.

3.2

Scale-Up. SDI hereby covenants that it shall scale up to commercial scale the processes (including API manufacture, Finished Product manufacture, and all associated QA/QC and analytical methods) for each the IR Product and the CR-Qualified Product. SDI shall finish doing so for each Licensed Product prior to Avigen commencing any Pivotal Clinical Trial(s) of such Licensed Product that Avigen may undertake. Currently (as of the Commencement Date), Pivotal Clinical Trials of an IR Product are expected to commence no earlier than [*] However, these dates are not binding. Avigen will keep SDI updated as to Avigen’s clinical plans for Licensed Products through Committee meetings under Section 5.1 of the License Agreement.

3.3	Specifications.

3.3.1

Initial. The initial Specifications for the Current IR Product shall be SDI’s current specifications for the Current IR Product. These current specifications are the ones to which the quantities used in the clinical trials referenced in the definition of Current IR Product were required to be manufactured. The initial Specifications for the Current CR Candidate shall be SDI’s current Specifications for the Current CR Candidate. These current specifications are the ones to which the quantities used in the clinical trial referenced in the definition of Current CR Candidate were required to be manufactured.

3.3.2

NDA Submission. Avigen may require updates to the Specifications for each Licensed Product prior to Avigen’s Pivotal Clinical Trials of each Licensed Product or prior to NDA submission or in response to an FDA requirement to approve the NDA. SDI shall implement all such changes at SDI’s expense. There shall not be any change to the Advance Payment for any of these changes.

3.3.3	Subsequent Updates. All subsequent updates shall be made only as set forth in Supply Terms Section 4.5. The costs of all such subsequent updates shall be as set forth in such Supply Terms Section.

7.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.4        Manufacturing Approvals.

3.4.1

CMC Information and Support. If requested by Avigen, SDI shall, at no cost to Avigen, provide all information required by Avigen to include in the CMC (or other manufacturing) portion of its NDA or other Regulatory Filing for Licensed Products in the Territory. This includes provision of information regarding manufacture and supply by any Third-Party suppliers’ activities. To facilitate sharing of this information regarding SDI’s Third-Party suppliers’ activities, SDI shall provide any permissions necessary for such suppliers to provide such information directly to Avigen. If requested by Avigen, any or all of the foregoing information will be provided in electronic form.

SDI shall provide to Avigen at no cost to Avigen reasonable support in connection with the transfer of information under this Section 3.4. SDI shall be reasonably available to Avigen for such purposes.

3.4.2

Approvals. SDI shall obtain and procure that its Affiliates and other suppliers obtain and in both cases maintain all necessary permits, licenses and consents from the Regulatory Body and any other governmental departments or agencies and other bodies which may be required to enable them to manufacture the IR Products and the CR-Qualified Products and supply them to Avigen in compliance with the relevant, then-current Good Manufacturing Practice(s) (cGMP) and all applicable Regulatory Requirements. Before communicating with the Regulatory Bodies and other governmental departments and agencies regarding Licensed Products, SDI shall follow the procedures of Supply Terms Section 3.4.3. This Supply Terms Section shall not be read to limit Avigen’s right to approve of SDI’s future Third-Party Licensed Product suppliers as set forth in Supply Terms Section 3.5. Avigen shall have and SDI hereby grants Avigen (and shall require that its Affiliates and Third-Party suppliers grant Avigen) the right to reference for the Territory all approvals obtained by SDI, its Affiliates and Third-Party Licensed Product suppliers under this Supply Terms Section 3.4.2, including all DMFs for Licensed Products.

3.4.3	Communications with Regulatory Authorities; Governmental Inquiries.

8.

3.4.3.1

If SDI (including through its Affiliates and contractors) becomes aware of any issues or information that may affect the regulatory status of any Licensed Product, or that may affect SDI’s ability to supply Licensed Product at Avigen’s forecasted (under Supply Terms Section 2.3) requirement levels. This includes any issues at a facility where Licensed Product is manufactured, that may affect SDI’s ability to so supply Avigen, even if the issue is not specific to Licensed Products. In addition, SDI shall notify Avigen after SDI learns of any inquiries, notifications or inspection activity by any Regulatory Body that regards any API or Licensed Product at or in connection with such facility. SDI shall notify Avigen within [*] days of first learning of such where the inquiry notification or inspection activity by any Regulatory Body is of a routine nature upon notice, and within [*] business day of first learning of such where the inquiry notification or inspection activity by any Regulatory Body is of an emergency nature or without longer notice. This includes notifications from Regulatory

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Bodies of impending site visits and inspections. SDI shall with its notice to Avigen provide a copy of any correspondence from the Regulatory Body triggering the notice to Avigen.

9.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.4.3.2

SDI shall permit an Avigen representative (whether an employee or a consultant) to observe any governmental visits to or inspections of SDI’s manufacturing facility(ies) for API and Licensed Products, for those governmental visits or inspections that are specific to API or Licensed Products.

3.4.3.3

SDI shall allow Avigen to comment in advance on all written correspondence between SDI and its suppliers, and Territory Regulatory Bodies. SDI shall afford Avigen no less than [*] days for documents up to 10 pages and [*] days for longer documents to comment on these correspondence. For oral communications with these Regulatory Bodies, SDI shall confer with Avigen in advance and allow Avigen to be present (telephonically or otherwise depending whether the communication is by phone or in person) in the discussions. This also applies to any communications regarding APIs, Licensed Products or other manufacture, with any Regulatory Bodies outside Territory whose inspection or other judgment is on behalf of or will be relied upon by any Territory Regulatory Body through a reciprocity or other formal arrangement.

3.4.3.4	SDI shall limit its communications with Territory Regulatory Bodies regarding Licensed Products, to manufacturing topics solely.

3.5

Establishment and Maintenance of Second Sources. SDI currently manufactures the API for both the Current IR Product and the Current CR Candidate itself, at an SDI facility. SDI currently procures Finished Product manufacture for both the Current IR Product and the Current CR Candidate from a Third Party at a manufacturing facility that is outside the US. In addition to this facility (or a replacement facility for it), no later than [*] after the Commencement Date for the IR Product, and [*] from Initiation (defined in Section 4.2 of the License Agreement) of the Pivotal Trial Program for the CR-Qualified Product, SDI shall: (a) establish (through contract with a Third Party or through a facility owned by SDI or an SDI Affiliate) manufacture of the Finished Product form of such Licensed Product at a second facility in the Territory, and (b) validate such manufacture at such facility so that Avigen may legally sell quantities of such Licensed Product in Finished Product form in the US under its NDA. SDI shall notify Avigen in writing of the identity or identities of any Third Party or Third Parties with which SDI (or its Affiliate) intends to contract to be such a second Finished Product source. SDI shall confer with Avigen regarding such proposed second Finished Product sources and [*] before selecting and contracting with such a Third-Party manufacturer. SDI is entitled to seek Avigen’s [*] early in the process of negotiating with potential manufacturers and may seek [*] with respect to multiple manufacturers, even if SDI knows it will only contract with some of them. SDI is entitled to rely upon Avigen’s consent once granted. As noted above, Avigen shall not unreasonably withhold or delay its consent. If at any time SDI wishes to engage a new Third-Party supplier of Licensed Product quantities for supply to Avigen (or its designee) under these Supply Terms, SDI shall first obtain Avigen’s advance written consent, not to be unreasonably withheld or delayed if [*]

3.6

Notice of Regulatory Requirements. Other than cGMP (which must always be complied with), Avigen shall notify SDI of any Territory-specific Regulatory Requirements with which SDI must comply in its manufacture of Licensed Product hereunder. Other than a failure to comply with cGMP (which must always be complied with), SDI shall not be liable for any failure to comply

10.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

with any Territory-specific Regulatory Requirements not reflected in the applicable Specifications

11.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and of which Avigen does not notify SDI in writing. It is understood and agreed that inclusion in the applicable Specifications constitutes notice for purposes of this Section.

3.7

Expiry Dating/Shelf Life. SDI represents that prior to the Commencement Date it has performed stability studies of the Current IR Product sufficient to support a [*] shelf life in accordance with all Regulatory Requirements and that it has commenced such stability studies with respect to the Current CR Candidate. SDI shall at its sole expense continue all stability testing necessary to obtain all data necessary to achieve an FDA-approved shelf life of [*] for each the Current IR Product and the Current CR Candidate. SDI shall devote Diligent and Reasonable Efforts to achieve these approved shelf lives as of Regulatory Approval of the NDA for each Licensed Product. In any event, all Licensed Product supplied hereunder for other than clinical supply shall have an FDA-approved shelf life remaining of at least (a) [*] until such time as each Licensed Product has an approved shelf life of [*] and (b) thereafter, [*] (To be clear, (a) and (b) operate on a Licensed Product-by-Licensed Product basis.)

3.8

Stability Studies. SDI shall at its sole expense conduct or have conducted stability studies on bulk API and Finished Products forms for at least one (1) Lot of each Licensed Product from each site where SDI (or its supplier) manufactures such API and Finished Product. This includes any Third-Party suppliers manufacturing such bulk drug substance and Finished Product.

3.9

Quality Agreement/Technical Agreement. As soon as practicable after the Commencement Date, the Parties shall, to the extent necessary or useful in relation to Territory Regulatory Body requirements and requested by Avigen, put in place a “quality agreement” or “technical agreement” setting forth briefly but in detail each Party’s regulatory responsibilities. Such quality or technical agreement must be consistent with the terms of this Agreement (including these Supply Terms). Such quality or technical agreement is intended only to facilitate communication with Regulatory Bodies. It is not intended to alter the Parties’ responsibilities under this Agreement.

3.10	Adverse Reaction Reporting. The Parties shall comply with the adverse events reporting protocol of Section 5.12 of the License Agreement, in accordance with such Section of the License Agreement.

3.11

Recalls, Product Withdrawals and Field Corrections. If either Party (or its Affiliate or supplier) becomes aware of any facts or circumstances that suggest a recall, product withdrawal or field correction of a quantity of Licensed Product supplied hereunder, it shall promptly notify the other Party in writing. If there is a recall, product withdrawal or field correction of Licensed Product, this will be executed in accordance with Avigen's Product Recall Procedure or other applicable SOP (a copy of the then-current version of which Avigen will supply promptly to SDI from time to time promptly after SDI’s written request). Avigen shall have the right to control all recalls, product withdrawals and field corrections for Licensed Products for the Territory. SDI will provide Avigen with all reasonable assistance during such recall, product withdrawal or field correction. The costs of such recall, product withdrawal or field correction shall be paid by the Party whose negligence or breach of contract caused such recall, or if neither Party was negligent or in breach, by the Party who initiated such recall, product withdrawal or field correction. Initiating a recall, as used here, means bringing to the attention of the other Party facts and circumstances within the notifying Party’s control or area of responsibility, which facts and circumstances lead to the recall, product withdrawal or field correction.

12.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4            MANUFACTURE; TESTING; QUALITY ASSURANCE; AND LABELLING RESPONSIBILITIES.

4.1

Raw Materials Specifications. SDI shall use raw materials in the manufacture of Licensed Products that conform to the applicable Specifications for the relevant Licensed Product. This includes using API that conforms to the applicable Specifications. SDI (and its suppliers) shall verify such conformance in accordance with the testing standards and procedures specified in such Specifications.

4.2

Production and Manufacturing Standards. SDI (and its suppliers) shall manufacture, test, store and ship each quantity of Licensed Product for supply to Avigen hereunder in a manner that (a) assures that such quantity of Licensed Product meets the Specifications for such Licensed Product upon delivery to Avigen or its carrier FCA Seller’s facility; (b) is consistent with Supply Terms Section 7.1 and any Regulatory Requirements for such Licensed Product; and (c) is in accordance with any other procedures and written documents subsequently prepared and agreed to by the Parties in writing in accordance with these Supply Terms.

4.3

Audits. Avigen shall be entitled to have an Avigen employee, or other person acceptable to SDI (such acceptance not to be unreasonably withheld) inspect those parts of SDI's factory and premises which are used for the processing, packaging, storage and testing of the Licensed Products supplied to Avigen. Avigen shall give SDI reasonable notice (no less than [*] days) of its request for such inspection. Any such inspection shall be carried out during normal business hours not more than once per calendar year (except that follow-up inspections are permitted on a more frequent basis to address any issues observed in the audit that require correction). The employee or representative involved in such inspection shall be obliged to sign appropriate confidentiality undertakings and undertakings to adhere to all SDI or its Affiliates site rules and regulations while carrying out such inspection. Inspections shall be carried out at times and in a manner so as to minimize any disruption or interference to normal business activities carried out at the relevant site.

Avigen shall also be entitled to similarly audit SDI’s Affiliate and Third-Party suppliers. To facilitate this, if SDI is only entitled in its contract with any Third-Party supplier to audit once per year, SDI shall coordinate with Avigen, and allow Avigen to participate in, any audit of such Third-Party supplier that SDI conducted. Further, SDI shall exercise its audit right promptly if requested by Avigen.

4.4

No Changes to Manufacturing Process. Following manufacture of the Lots of each Licensed Product, data regarding which Lots will be included in the NDA or any associated DMF filed with the FDA and used to determine such Licensed Product’s shelf life in accordance with such Regulatory Filing, SDI (and its suppliers) shall not make any change in the materials, equipment, process or procedures used to manufacture such Licensed Product for supply to Avigen hereunder that (a) is not explicitly permitted pursuant to the applicable Specifications, and (b) would constitute a material change under cGMP, without Avigen’s prior written consent to the change. If Avigen in its discretion agrees in writing to allow any such change, then the Parties shall revise the relevant Specifications accordingly (if necessary). All costs of any such change shall be borne solely by SDI. SDI (and its suppliers) shall not change the manufacturing process for any Product in a manner that would require a filing with a Regulatory Body, without Avigen’s prior written

13.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

consent.

14.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.5       Changes to Specifications.

4.5.1

Effective Date of Changes. The Parties may revise the Specifications for any API or Licensed Product upon mutual written consent (such consent not to be unreasonably withheld). Neither Party may withhold its consent to Required changes to the Specifications. Any changes to the Specifications that are agreed upon or required by this Section 4.5 shall be effective as of the date mutually agreed upon in writing by the Parties, and all references to the relevant Specifications shall thereafter be deemed to refer to the Specifications as so modified.

4.5.2

Proposals. If either Party (the “Proposing Party”) wishes to change any Specifications (other than and after set through Supply Terms Section 3.3.2) it shall notify the other Party (the “Recipient”) in writing of the proposed change (a “Proposed Specification Change”). The Manufacturing Liaisons shall promptly review and discuss the Proposed Specification Change. As soon as is reasonably practicable after such written notice for a particular Proposed Specification Change, the Recipient shall promptly (in any event within thirty (30) days after the Recipient receives such notice) respond in writing whether it agrees to the Proposed Specification Change. Any Proposed Specification Change that is required by a Regulatory Body or Regulatory Requirement of any jurisdiction of the Territory is a “Required” change. The Parties shall make each Proposed Specification Change that is Required.

4.5.3

Costs Disclosure; Decision. For each Proposed Specification Change, SDI shall indicate for informational purposes whether implementing such change is expected to result in a material change to SDI’s Fully Burdened Manufacturing Cost to manufacture the relevant Licensed Product (the per-unit change in Fully Burdened Manufacturing Costs, the “Additional Cost”). For Proposed Specification Changes that are not Required and have been requested by Avigen, Avigen shall indicate in writing whether it continues to wish to implement such Proposed Specification Change. All Required changes, together with changes that are not required by that the Parties nevertheless agree to implement, are “Implemented Changes.”

4.5.4

Adjustment to Payments. For Additional Costs of Implemented Changes, the Parties shall adjust the relevant prices for clinical supply and marketing samples of the affected Licensed Product to reflect [*] These adjusted clinical supply and marketing sample prices shall apply to (but only to) all quantities of Licensed Product manufactured by processes that include the Implemented Change and supplied as clinical supplies or marketing samples. There shall not be any adjustment to the Advance Price regardless of the Additional Costs of Implemented Changes.

4.6	Quality Control Samples and Methods.

4.6.1

Samples. Until at least one (1) year after the expiration date of each Lot from which SDI supplies quantities of Licensed Product under these Supply Terms, SDI shall retain samples of bulk drug substance and Finished Product for such Lot. Expiration dates, for this purpose, shall be determined by reference to the US approved shelf life for the particular Licensed Product. The sample size shall be twice the size necessary to conduct

15.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

quality control testing. Upon Avigen’s written request, SDI shall provide Avigen (or its designee) with up to one-half (½) the original amount of the retained samples.

16.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.6.2

Exchange. SDI shall, at Avigen’s written request, send to Avigen test samples selected according to a sampling plan agreed between SDI and Avigen, before SDI has completed all of its testing for a particular Lot. This is intended to facilitate prompt and efficient generation and exchange of quality control data between the Parties.

4.6.3

QC Methods. If Avigen requests in writing, SDI shall disclose to Avigen (or its designee) the validated QC methods used by SDI to test the Licensed Products for conformity to the applicable Specifications. If Avigen requests in writing, SDI shall devote reasonable amounts of time at no additional cost to perform technology transfer activities and teach Avigen (or its designee) such validated QC methods such that they have the ability to perform these methods on quantities of Licensed Product supplied to Avigen under these Supply Terms.

4.7

Records. SDI shall maintain complete and adequate records pertaining to each stage of the manufacture, fill and finish of Licensed Product for supply under these Supply Terms, and the methods and facilities used for such manufacture, fill and finish, all in accordance with Regulatory Requirements. SDI may accomplish this, for records of any of its suppliers’ activities, by requiring the applicable supplier to maintain such records as to their activities.

4.8	Lot Failure. SDI shall notify Avigen within [*] after the discovery of each of the following if it may interfere with SDI’s inability to meet Avigen’s requested delivery dates:

4.8.1	Suspected Lot failure, or any deviation from or variance in manufacturing procedures or standard operating procedures that can reasonably be expected to result in a Lot failure; and

4.8.2	SDI’s first knowledge of any confirmed failure of any Lot to meet standards found in the Regulatory Filings for the relevant Licensed Product.

4.9

Rework or Reprocess. SDI (and its suppliers) shall conduct any rework or processing activities with respect to Licensed Product or components thereof for supply to Avigen solely using rework or processing procedures, if any, that are both referenced in the applicable Specifications and permitted under the Regulatory Filings for the applicable Licensed Product. If no such rework or reprocessing procedures are both referenced in such Specifications and permitted under such Regulatory Filings, then SDI (and its suppliers) shall not rework or reprocess but instead shall supply Licensed Product quantities that have neither been reworked nor reprocessed. SDI (and its suppliers) shall document all rework and reprocessing activities under these Supply Terms.

4.10

Packaging and Labeling Responsibilities. SDI shall supply Licensed Products as Finished Products, packaged and finally labeled as required for sale. This final labeling shall be in accordance with labeling and packaging specifications designated by Avigen.

4.11

Import Permits. Avigen is responsible for obtaining any necessary import permits to allow Licensed Product importation into the Territory in Finished Product form (if applicable). SDI shall provide Avigen with reasonable assistance in connection with obtaining such import permits, at no additional charge. As between the Parties, SDI is solely responsible for all import permits to

17.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

import API into the Territory (for example, to provide to SDI’s filler/finisher suppliers to manufacture Finished Product in the US).

18.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

4.12

Testing and Release. SDI shall conduct all testing of the Licensed Products prior to delivery of Licensed Products hereunder, which testing is required for release of the Licensed Products. As Regulatory Approval holder, Avigen is responsible for release of the Licensed Product to the market. Avigen is entitled to do so, however, in reliance on the written documentation that SDI provides Avigen in accordance with these Supply Terms. Avigen is responsible for any liability for release to the market by Avigen, its Affiliates, Sublicensees, and Distributors of quantities of Licensed Product that, based on the written documentation provided by SDI, is defective. SDI is responsible for any liability arising out of (a) SDI’s provision of written documentation that is inaccurate as to the test results and/or procedures used to manufacture Licensed Product delivered hereunder, and/or (b) SDI’s failure to manufacture in accordance with the standards required by these Supply Terms, where such failure was not explicitly documented in the written documentation provided to Avigen under these Supply Terms.

5	DELIVERY; ACCEPTANCE AND REJECTION.

5.1

Shipping. SDI shall ship each quantity of Licensed Product with completed and appropriately signed Certificates of Analysis with respect to such quantities to Avigen (or Avigen’s designee identified in the Purchase Order for such quantities).

5.2	Delivery, Risk and Title.

The Licensed Products shall be delivered by SDI to Avigen FCA (in accordance with Incoterms 2000 Edition) Avigen’s receiving facility stated in Avigen’s Purchase Order for each shipment (and except as to details explicitly contradicted in this Section 5.2; the FCA term as so modified, “Contract FCA”). The right and title to (and risk of loss of) the quantities of Licensed Products supplied hereunder shall pass to Avigen upon delivery Contract FCA to Avigen’s receiving facility stated in Avigen’s purchase order for each shipment.

5.3	Vendor Lot Numbers. Seller shall number each shipment with a vendor lot number that allows the Parties to trace raw materials and/or components used to manufacture such shipment of Licensed Product.

5.4	Acceptance and Rejection.

5.4.1

Notice; Agreement. Any rejection of a shipment for non-conformity in quality and/or quantity shall be made in writing no later than [*] days from the date of delivery of each shipment of Licensed Product. If Avigen makes no such claim within such [*] day period, Avigen shall be deemed to have accepted such shipment of Licensed Product. If Avigen does make such a claim within such [*] day period, SDI shall accept or reject such claim by written notice to Avigen within [*] working days after Avigen’s rejection notice. If SDI accepts Avigen’s rejection or the Parties reach written agreement for SDI to accept the rejection, the failure shall be deemed remedied by replacement with the same Licensed Product conforming with the Specifications at no additional cost for Avigen as promptly as physically and technically possible, with SDI bearing all shipping and insurance costs, in any event no later than [*] after such acceptance or settlement. The Parties will try to settle any disagreement between them as to whether any rejection

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

by Avigen was proper, by discussion in good faith.

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.4.2

Third-Party Testing. If any such disagreement is not resolved (as evidenced by a written agreement) by the Parties within [*] working days after SDI notifies Avigen in writing that SDI rejects Avigen’s rejection of the shipment, then the question whether the shipped quantities conformed to the applicable Specifications upon delivery will be determined by the test result of a mutually acceptable independent laboratory. The laboratory’s decision shall be final and binding upon the Parties. (If the Parties cannot agree on the laboratory within [*] business days, then Avigen is entitled to choose any laboratory that is a Third Party.) The expenses of the Third-Party laboratory testing will be borne by the losing Party.

5.4.3

Tolling of Obligations. If any such claim as is referred to above is resolved in Avigen's favor and if as a result of SDI supplying such non-conforming Licensed Product Avigen is unable to fulfill its obligations under of any of the terms of this Agreement (including the License Agreement) Avigen shall be relieved of its obligations to the extent required to prevent it being in breach until the situation is remedied. Avigen shall have the benefit of such relief on a temporary basis where any such claim is in dispute and is not resolved. If any such claim is resolved in SDI's favor any such relief shall immediately be withdrawn, and if notified in writing under Section 10.2.3 of any material breach, Avigen shall have the cure period set forth in such Section in which to cure the breach. For clarity, this Supply Terms Section 5.4.3 shall not be read to limit any other remedies available to Avigen under this Agreement, at law or in equity.

5.4.4

Reasons for Rejection. Avigen is entitled to reject a shipment of Licensed Product for any of the following reasons: (a) quantities of Licensed Product therein did not conform to specifications; (b) quantities of Licensed Product therein were not manufactured in accordance with cGMP or other applicable Regulatory Requirements; (c) quantities of Licensed Product therein are adulterated or misbranded within the meaning of the United States Federal Food, Drug and Cosmetic Act; and/or (d) quantities of Licensed Product therein are not packaged and shipped in accordance with the requirements of these Supply Terms. It is understood and agreed that any such rejection may be made on the basis of testing of the QC samples provided under Supply Terms Section 4.6.2, for a Lot quantities from which are included in the rejected shipment.

5.5

Avigen Handling. Once each shipment of Licensed Product has been delivered to Avigen in accordance with Section 5.2, Avigen is responsible for all further distribution and storage of the quantities in that shipment. Avigen shall, store and distribute such quantities in accordance with its marketing rights and responsibilities under the License Agreement, the Specifications (to the extent applicable), and any relevant Regulatory Approval.

6	RISK REDUCTION; SUPPLY SHORTAGES AND INTERRUPTIONS.

6.1	Safety Stock. SDI shall hold, as “safety stock”, the following amounts of Finished Product and APIs for the Licensed Products:

6.1.1

IR Product. The quantity necessary to satisfy the next (at the time) [*] of Avigen’s requirements for IR Product based upon Avigen’s forecasts and orders placed in accordance with Supply Terms Section 2.3.

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.1.2

CR-Qualified Product. The quantity necessary to satisfy the next (at the time) [*] of Avigen’s requirements for CR-Qualified Product based upon Avigen’s forecasts and orders placed in accordance with Supply Terms Section 2.3.

Half of each foregoing safety stock shall be held as raw API and the rest as Finished Product. “Avigen’s requirements” as used throughout these Supply Terms includes Avigen requirements for itself, as well as Avigen’s requirements for its Affiliates, Sublicensees and Distributors.

After Launch of each Licensed Product, Avigen also [*] to maintain an inventory (including amounts held by Avigen directly and all inventory in trade channels within the Territory) of up to [*] of its projected requirements of each the IR Product and the CR-Qualified Product. However, Avigen is not required to hold this level of inventory.

6.2

Supply Shortage. If there is a shortage of any Licensed Product, then without limiting Avigen’s entitlement to have its orders under Supply Terms Section 2.3 filled to the full extent they do not exceed [*] of the applicable forecast under such Supply Terms Section, Avigen shall be entitled to be supplied with at least a proportionate share of the available quantities of Licensed Products. Such proportionate share shall be calculated based on (a) Avigen’s historical orders relative to the total of Avigen’s, SDI’s and SDI’s Other Licensees’ orders (or usage) in the year leading up to the shortage, or (b) if Avigen had not yet Commercially Launched the affected Licensed Product at least [*] prior to the shortage, the US market size, relative to the size of the market in the countries where SDI and its Other Licensees have Regulatory Approval for such Licensed Product.

6.3

Redundant Sourcing. As provided in Supply Terms Section 3.5, by [*] after the Commencement Date for the IR Product, and [*] from Initiation of the Pivotal Trial Program for the CR-Qualified Product, SDI shall have established and validated two (2) facilities (one of which for each Licensed Product must be within the Territory) from which quantities of such Licensed Product in Finished Product form may be legally sold by Avigen in the US in accordance with Avigen’s NDA for such Licensed Product. If SDI fails to do so by such time (as the same may be extended in accordance with Section 3.5), then Avigen shall notify SDI. SDI shall have a period of an additional [*] to complete establishment of such two (2) facilities (one of which must be within the Territory). If SDI fails to establish and validate the second source by the end of such additional [*] period, or ceases thereafter to maintain supply of such Licensed Product in Finished Product form from at least two (2) different, physically separated facilities (one of which must be within the Territory), then a “Second Source Failure” shall have occurred with respect to such Licensed Product.

If a Second Source Failure occurs with respect to any Licensed Product, then Avigen will benefit from the license provided in Supply Terms Section 6.5.1, and be entitled (but not obliged) to supply [*] of such Licensed Product each year by itself manufacturing or engaging an Affiliate or a Third Party to manufacture such Licensed Product, in addition to any amounts that are not automatically Binding Amounts and that SDI does not accept to include in the Binding Amount for any Avigen purchase order under Supply Terms Section 2.3.4. If requested by Avigen, SDI shall in this case provide technology transfer to Avigen (or its designee) as provided in Supply Terms Section 6.6, as regards the processes for making and testing the Finished Product form of the API for such Licensed Product. SDI is required to continue to supply in accordance with the other provisions of the Supply Terms Avigen’s full requirements of such Licensed Product, until Avigen’s other source is established and validated. SDI shall supply Avigen’s purchase orders under Supply Terms

23.

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Section 2.3 thereafter (which, if Avigen chooses,

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

will be for less than Avigen’s entire requirements (but no less than [*] of such Licensed Product). SDI’s obligation to supply and Avigen’s obligation to purchase other Licensed Products is unaffected by the Second Source Failure for a particular Licensed Product.

SDI shall supply Avigen with Avigen’s requirements of API for the Licensed Product with respect to which any Second Source Failure occurs. This supply shall be at a price equal to SDI’s Fully Burdened Manufacturing Cost of such API, on forecasting and ordering procedures that are as per Supply Terms Sections 2.3.3 - 2.3.5, applied mutatis mutandis to API supply. Further, if the analogous event to a Significant Supply Failure occurs with regard to API supply, Avigen shall have the right to manufacture its requirements of the API itself.

To be clear, Avigen is under no obligation to establish its own alternative supplier (whether itself or an Affiliate or Third Party) after any Second Source Failure. Also to be clear, because there may be one or more Second Source Failures, this Section 6.3 applies to each and every Second Source Failure.

6.4

Significant Supply Failure. If a Significant Supply Failure occurs, then Avigen shall notify SDI of the Significant Supply Failure. If desired by either Party, the Committee shall meet to discuss the situation within [*] days after Avigen’s notice. At this meeting, the Parties shall discuss any steps that SDI would take to ensure that its failure to supply would not be repeated. These discussions and any of the possibilities discussed at them in no way alter Avigen’s rights to choose to establish its own alternative sources of supply (whether through itself, or through Affiliates or Third Parties).

If a Significant Supply Failure occurs, then Avigen will benefit from the license of Supply Terms Section 6.5.2. Avigen, in its sole discretion, may choose to continue to receive from SDI under these Supply Terms all or any portion of its requirements of one or more Licensed Products from SDI after a Significant Supply Failure, and may choose to manufacture (or procure from an Affiliate or Third Party manufacture of) all or any portion of its requirements of one or more Licensed Products. If requested by Avigen, SDI shall provide technology transfer to Avigen (or its designee) under Supply Terms Section 6.6 with respect to any and all Licensed Products (and any and all APIs for which there is a supply failure under the next paragraph).

If and to the extent requested by Avigen, SDI shall supply Avigen with Avigen’s requirements of API for any Licensed Product Avigen chooses to manufacture any quantities of after a Significant Supply Failure. This supply shall be at a price equal to SDI’s Fully Burdened Manufacturing Cost of such API, on forecasting and ordering procedures that are as per Supply Terms Sections 2.3.3 - 2.3.5, applied mutatis mutandis to API supply. Further, if the analogous event to a Significant Supply Failure occurs with regard to API supply, Avigen shall have the right to manufacture its requirements of the API itself.

To be clear, Avigen is under no obligation to establish its own alternative supplier (whether itself or an Affiliate or Third Party) for any Licensed Product or multiple Licensed Products after a Significant Supply Failure. Also to be clear, because there may be one or more Significant Supply Failures, this Section 6.4 applies to each and every Significant Supply Failure.

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.5       License.

6.5.1

Effective upon the occurrence of a Second Source Failure for any IR Product or CR-Qualified Product, SDI hereby grants Avigen a worldwide license to make and have made IR Products or CR-Qualified Products (respectively, as applicable whether it was an IR Product or CR-Qualified Product with respect to which the Second Source Failure occurred) worldwide in Finished Product form for purposes of their development, use, marketing, offer for sale, sale and import in the Territory. Such license shall be sublicenseable by Avigen through one (1) or more tiers of sublicensees without consent. This license may become effective once for IR Products and once for CR-Qualified Products.

6.5.2

Effective upon the occurrence of the first Significant Supply Failure, SDI hereby grants Avigen a worldwide license to make and have made Licensed Products worldwide in any and all forms, for purposes of their development, use, marketing, offer for sale, sale and import in the Territory. Such license shall be sublicenseable by Avigen through one (1) or more tiers of sublicensees without consent.

6.5.3

Effective upon the occurrence of the first event analogous to a Significant Supply Failure with respect to any API that SDI is required to supply to Avigen under Supply Terms Section 6.3 or 6.4, SDI hereby grants Avigen a worldwide license to make and have made API worldwide, solely for purposes of exercising Avigen’s licenses under Supply terms Section 6.5.1 and 6.5.2. The license of this Section 6.5.3 shall be sublicenseable by Avigen through one (1) or more tiers of sublicensees without consent.

6.5.4	To avoid any doubt, SDI shall have no right to approve of or reject any of Avigen’s Licensed Product manufacturers nor any of Avigen’s API manufacturers.

6.5.5

Quantities of Licensed Product in Finished Form that Avigen manufactures in exercise of either of the foregoing licenses shall be royalty-bearing to SDI under the License Agreement if sold during the applicable Royalty Term. Such quantities shall not, however, support any Advance Payment or Further Payment to SDI under Sections 4.5 and 4.6 of the License Agreement.

6.6

Technology Transfer. With respect to any Licensed Products and APIs that Avigen has the right manufacture under Supply Terms Sections 6.3 - 6.5, or with respect to which Avigen requests post-expiration or post-termination technology transfer under Supply Terms Section 8.6, SDI shall provide the following technology transfer:

SDI shall at no cost to Avigen perform (by SDI’s own actions and by procuring the actions of its Affiliates and relevant contractors) all technology transfer (including Know-How disclosure) reasonably required by Avigen to establish and validate manufacture of Licensed Products and APIs through Avigen (or its designee), by the same processes as reflected in the applicable NDAs and used by SDI (or its suppliers) to manufacture Licensed Products and APIs prior to the Significant Supply Failure or Second Source Failure. This may include site visit by personnel of Avigen (or its designee) at the manufacturing facilities previously used or contracted by SDI for such manufacture, visits of SDI’s personnel to the new facility where Avigen is seeking to establish

26.

* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

and validate such processes, and access to at least [*] the working time of SDI’s Manufacturing Liaison for a period of no less than [*] all to the extent requested by Avigen. This technology transfer shall include providing Avigen with master batch records for all APIs and Licensed Products.

7	MANUFACTURING COVENANTS.

7.1	Conformance to Specifications. SDI hereby covenants that:

7.1.1

It and its suppliers shall manufacture each API and Licensed Product in accordance with the Specifications therefor and all other provisions of these Supply Terms, and in accordance with all applicable Regulatory Requirements, including cGMP;

7.1.2

all quantities of API and Finished Products supplied by SDI hereunder shall, upon delivery in accordance with Supply Terms Section 5.2, be free from Manufacturing Defects and shall otherwise conform to the relevant Specifications;

7.1.3

that it (itself and through its suppliers) shall not supply to Avigen hereunder any quantity of API or Finished Product that either (i) is defective in any way; (ii) has been misused, contaminated, tampered with or otherwise altered or mishandled prior to the time of delivery FCA to Avigen hereunder; or (iii) has been stored and handled prior to delivery FCA to Avigen hereunder in a manner inconsistent with the relevant Specifications; and

7.1.4

that it is not now, and it does not now and shall not engage any employee, consultant or contractor (including the Third-Party filler/finisher suppliers) that has been, debarred by the FDA or other Regulatory Body or is the subject of debarment proceedings of which SDI is aware, by the FDA or any other Regulatory Body.

7.2	Cross-Territory Sales. To the extent not prohibited by any applicable law, each Party hereby undertakes as follows:

7.2.1

Avigen hereby undertakes that neither it nor its Affiliates, Sublicensees nor Distributors shall sell any quantities of Licensed Products to any person outside the Territory, nor to any person in the Territory, where Avigen knows or has reason to believe that the person to whom such quantities of Licensed Products are sold intends to resell significant quantities of them in any country outside the Territory.

7.2.2

SDI hereby undertakes that neither it nor its Affiliates nor Other Licensees shall sell any quantities of Licensed Products to any person inside the Territory other than Avigen or any person whom Avigen designates in writing. As regards sales to Other Licensees or any other person outside the Territory, SDI undertakes that it shall require those Other Licensees and persons to agree not to sell the Licensed Products into the Territory.

7.2.3

If, notwithstanding the foregoing Supply Terms Sections 7.2.1 and 7.2.2, any significant quantity of Licensed Products supplied to Avigen hereunder is exported from the Territory, or any significantly quantity of Licensed Product not supplied to Avigen (or its designee) under these Supply Terms is imported into the Territory, each Party shall be

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

obliged to notify the other promptly upon becoming aware of the situation. Thereafter, the Parties shall promptly discuss the situation and attempt in good faith to agree the legal, necessary steps to be taken and possible alternative arrangements to be made.

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8	TERM AND TERMINATION

8.1	Term. These Supply Terms shall become effective on the Commencement Date and shall continue until [*] after the Commencement Date, except that:

8.1.1	They may renew one or more times as provided in Section 8.2.

8.1.2

They shall earlier terminate on any termination of the License Agreement pursuant to Section 10.2 of the License Agreement that results in Avigen’s loss of license under the License Agreement (but not earlier expiration of the License Agreement under Section 10.1 of the License Agreement or termination of the License Agreement not resulting in Avigen’s loss of license under the License Agreement) or as a remedy for termination of these Supply Terms under such Section of the License Agreement. It is understood and agreed that notices regarding, cure of and rights to terminate as a result of material breaches of the Agreement arising under these Supply Terms shall be as set forth in Section 10.2.3 of the License Agreement. However, if any such breach arises and is a breach by Avigen, the remedy for such breach shall not be termination of the entire Agreement (including the License Agreement), but instead shall be termination of only these Supply Terms.

8.1.3	It may earlier terminate as provided below in Supply Terms Sections 8.3 - 8.5.

To avoid any doubt, these Supply Terms provide for [*] of supply to Avigen (if there is no early termination). Depending on the [*] and time of Launch, these [*] may [*] the [*] of [*] The Parties expressly [*] and intend that [*] Avigen shall [*] and while it will not [*] of the License Agreement [*] of [*] under the License Agreement, it will continue to [*] as provided in these Supply Terms and [*] the License Agreement.

8.2

Renewals. No later than [*] prior to when these Supply Terms are next (at the time) scheduled to expire, either Party may, if it wishes to extend the term of these Supply Terms for an additional two (2) years, notify the other Party in writing. If such other Party wishes to renew these Supply Terms for an additional two (2) years, it shall respond in writing to this effect within [*] and these Supply Terms shall be extended for such two (2) years. These Supply Terms may be extended one (1) or more times.

8.3

SDI Cessation of Manufacturing. If SDI intends to cease manufacture of the Licensed Products, it shall notify Avigen in writing no less than [*] prior to the intended date of cessation (or [*] if SDI will continue to supply all APIs to Avigen at SDI’s Fully Burdened Manufacturing costs until such time as Avigen has an alternate, validated source of APIs), and upon expiry of such notice, these Supply Terms shall terminate. SDI hereby grants Avigen, effective on SDI’s notice to Avigen under this Section, a worldwide, royalty-free (except as provided in the License Agreement), perpetual license to make and have made Tolperisone and Tolperisone Products worldwide to supply the Territory, which license shall be exclusive for so long as there is any Royalty Term in effect under the License Agreement, but which shall be non-

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exclusive thereafter. Avigen shall be entitled to the technology transfer of Section 6.6 in such case. Termination of these Supply Terms pursuant to this provision shall not affect the License Agreement.

8.4

IP-related Cessation of Sales. Avigen may terminate or suspend these Supply Terms (including all then-pending purchase orders and forecasts hereunder), or adjust downwards its forecasts and orders hereunder, by not less than [*] prior written notice to SDI if the import, use or sale of the Licensed Products has been enjoined, halted or stopped anywhere in the Territory for a period of [*] as a result of an infringement or alleged infringement of Third-Party patent rights. Avigen may un-suspend these Supply Terms, in whole or in part (including all or selected (by Avigen) previously pending forecasts and purchase orders), by written notice to SDI. This Supply Terms Section 8.4 shall not be read to modify or limit in any way Sections 4.3.4, 8.9, 9.2 or 9.6 of the License Agreement.

8.5

Regulatory-related Cessation of Sales. Avigen shall be entitled to terminate or suspend these Supply Terms (including all then-pending purchase orders and forecasts hereunder), or adjust downwards its forecasts and orders hereunder, by not less than [*] prior written notice to SDI if Avigen is required to cease marketing a Licensed Product in any part of the Territory by any Regulatory Body having jurisdiction due to any reason, including medical or safety issues. Avigen may un-suspend these Supply Terms, in whole or in part (including all or selected (by Avigen) previously pending forecasts and purchase orders), by written notice to SDI.

8.6

Technology Transfer. Avigen may request technology transfer for API manufacture and manufacture of any and all Licensed Product in Finished Product form supplied under these Supply Terms, by written notice to SDI that shall be effective no earlier than the [*] SDI shall, to the full extent requested by Avigen, provide and promptly commence technology transfer as described in Supply Terms Section 6.6, with respect to API and any and all Licensed Products.

If these Supply Terms are extended under Supply Terms Section 8.2, then Avigen may request technology transfer in relation to any scheduled expirations of these Supply Terms that are later than the originally scheduled expiration date.

8.7	Effect of Expiration or Termination.

8.7.1

Expiration/Non-Renewal/No-Fault termination. Supply Terms Articles 1; 2, 4 and 5 (each solely to the extent applied to quantities delivered prior to expiration or termination and any Binding Amounts under purchase orders pending hereunder at the time of termination) 8; and 9; and Supply Terms Sections 3.10, 3.11, 6.5 (to the extent triggered by a Second Source Failure or Significant Supply Failure occurring prior to expiration or termination), 6.6 and 7.1 shall survive any expiration or non-renewal of these Supply Terms, and their termination by Avigen under Supply Terms Section 8.4 and 8.5.

8.7.2

Termination for an Avigen Fault. No Supply Terms Sections or Supply Terms Articles shall survive a termination of these Supply Terms by SDI under Section 10.2 of the License Agreement nor a termination by Avigen under Section 10.2.2 of the License Agreement. However, SDI shall deliver any quantities that are, at the time of termination,

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included in the Binding Amount for any then-pending Avigen purchase order.

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* = confidential treatment requested; certain confidential information, in the places marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.7.3	Termination for an SDI Fault. If Avigen terminates these Supply Terms under Section 10.2.3 of the License Agreement, or SDI terminates these Supply Terms under Supply Terms Section 8.3, then:

8.7.3.1

In addition to those Articles and Sections that survive under Section 8.7.1, the following shall survive: Sections 6.1 and 6.2 until Avigen’s alternate source is validated, and SDI’s obligations under Section 7.2.

8.7.3.2	SDI shall, to the full extent requested by Avigen, assign to Avigen SDI’s contracts with its API and Finished Product suppliers.

8.7.3.3

SDI shall continue to supply Avigen under these Supply Terms, to the full extent requested by Avigen, at a price equal to the applicable Advance Payments, until Avigen either (a) notifies SDI in writing Avigen no longer wishes to be supplied by SDI, or (b) has established and validated an alternative source of supply of each Licensed Product and is legally entitled to sell quantities of such Licensed Product manufactured by such alternative source of supply in the Territory. Avigen shall not owe any further Further Payments.

8.7.4

Accrued Rights. All rights of the Parties having accrued under these Supply Terms prior to expiration or termination of these Supply Terms shall survive all expirations and terminations of these Supply Terms.

9	LIMITATION OF LIABILITY

9.1	The limitation of liability of Section 9.9 applies to liability under these Supply Terms just as it does to liability under the remainder of this Agreement.

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SCHEDULE 4

CURRENT SDI’S PRIOR IR PRODUCT AND CURRENT CR PRODUCT CLINICAL TRIALS

Current IR Product

Protocol SFK-0300-01/I-001 filed with Independent Ethics Committee of the Landesärztekammer Brandenburg, Cottbus, Germany

Protocol SFK-0300-01/I-002 filed with Independent Ethics Committee of the Landesärztekammer Brandenburg, Cottbus, Germany

Current CR Product

Protocol SFK-0300-01/I-003 filed with Independent Ethics Committee, Assen, The Netherlands.

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SCHEDULE 5

CLINICAL SUPPLY PRICING

[*

]

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SCHEDULE 6

AVIGEN CURRENT PLANNED CLINICAL TRIAL PROGRAM

•	[*]

]

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SCHEDULE 7

EXISTING SDI AGREEMENTS REGARDING LICENSED PRODUCTS

[*]

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SCHEDULE 8

ADVERSE EVENT REPORTING PROTOCOL

[*] [7 pages omitted]

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